Exhibit 4.6

[ ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
_____________________________________________________________________

LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

NOVARTIS PHARMA AG

AND

MOLECULAR PARTNERS AG

_____________________________________________________________________

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LICENSE AND COLLABORATION AGREEMENT
This LICENSE AND COLLABORATION AGREEMENT (“Agreement”) is made as of this 13th day of December 2021 (“Effective Date”), by and between Novartis Pharma AG, located at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”) and Molecular Partners AG, located at Wagistrasse 14, 8952 Zurich-Schlieren, Switzerland (“Licensor”). Novartis and Licensor are each referred to individually as a “Party” and together as the “Parties.”
RECITALS
WHEREAS, Novartis and Licensor desire to enter into a Collaboration (as defined below) under which Licensor will generate Research Compounds (defined below) specific for particular molecular targets for further development and commercialization by Novartis;
WHEREAS, Licensor owns or otherwise Controls the Licensor Technology (as defined below) relating to the Licensed Compounds (as defined below);
WHEREAS, Novartis wishes to obtain, and Licensor wishes to grant, rights to Licensed Compounds and Products (as defined below) in the Field (as defined below); and
WHEREAS, Novartis will have the right to develop and commercialize Products on a worldwide basis in the Field (defined below), subject to paying Licensor the royalty and milestone payments set out or otherwise agreed herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the Parties agree as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.
“Accounting Standards” means the IFRS (International Financial Reporting Standards) as generally and consistently applied throughout each Party’s organization. Each Party shall promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, US GAAP, etc).
“Act” means 21 C.F.R. §§600-680.
“Activity Threshold” means with respect to a Licensed Compound a binding affinity to the applicable Target of [***].
“Affiliate” means, with respect to a Party, any entity or person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or person controls or has the right to control the board of directors or

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equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.
“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
“Agreement Patent Action” shall have the meaning set forth in Section 8.4(a).
“Alliance Manager” shall have the meaning set forth in Section 4.1.
“Annual Net Sales” mean Net Sales of Product(s) in a Calendar Year.
“Auditor” shall have the meaning set forth in Section 7.4(b).
“Authorized Biosimilar” means any Biosimilar Product marketed or sold by one or more Third Party(ies) who have not (a) obtained a license or sublicense from Novartis, any of its Affiliates or any of their sublicensees for the marketing or sale of such Biosimilar Product or (b) procured such Biosimilar Product through a chain of distribution that includes Novartis, any of its Affiliates or any of their sublicensees, except, in each case ((a) and (b)), to the extent that such license, sublicense, or chain of distribution was obtained or procured, as applicable, as a result of settlement of a patent dispute.
“Biosimilar Product” means, in a particular country with respect to a particular Product (the “Reference Product”), any biopharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a biopharmaceutical product through reference to the MAA and Regulatory Approval of the Reference Product; (b) is marketed or sold in such country by a Third Party that (i) has not obtained the rights to market or sell such product as a sublicensee or distributor of Novartis or any of its Affiliates or sublicensees, including pursuant to a license or settlement in connection with litigation with Novartis, its Affiliate or a sublicensee under the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law and (ii) did not purchase such product in a chain of distribution that included Novartis or any of its Affiliates or sublicensees; and (c) is approved as (i) a “biosimilar” (as defined in the United States under 42 U.S.C. § 262(i)(2)) of the Reference Product, (ii) a “similar biological medicinal product” (in the EU in accordance with Directive 2001/83/EC) with respect to which the Reference Product is the “reference medicinal product,” or (iii) if not in the US or EU, the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Reference Product; in each case, for use in such country pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law).
“BLA” means a Biologics License Application as defined in the Act and the regulations promulgated thereunder.
“Budget Cap” shall have the meaning set forth in Section 2.8(a).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed, as the case may be, in Basel, Switzerland or Cambridge, Massachusetts.

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“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall extend from the first day of such three (3)-month period until the last day of the Term.
“Calendar Term” shall have the meaning set forth in Section 2.3.
“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31; provided, that: (a) the first Calendar Year of the Term shall extend from the Effective Date to December 31; and (b) the final Calendar Year of the Term shall extend from January 1 until the last day of the Term.
“Candidate DC” means all Research Compounds selected by Novartis pursuant to Section 2.4 that are not identified as a Development Candidate.
“Change of Control” means any of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of Licensor normally entitled to vote in elections of directors; (b) Licensor consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Licensor, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of Licensor preceding such consolidation or merger; or (c) Licensor conveys, transfers or leases all or substantially all of its assets to any Third Party.
“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.
“Clinical Trial” means any clinical trial in humans, including any Phase I Clinical Trial, Phase II Clinical Trial, phase IIa clinical trial, phase IIb clinical trial, phase III clinical trial, Pivotal Trial, or any post-approval clinical trial in humans.
“Code” shall have the meaning set forth in Section 10.2(c).
“Collaboration” shall have the meaning set forth in Section 2.1.
“Combination Products” shall have the meaning set forth in the definition of Net Sales.
“Commercial Milestone Event” shall have the meaning set forth in Section 6.3.
“Commercial Milestone Payment” shall have the meaning set forth in Section 6.3.
“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell a product and/or conduct other commercialization, and “Commercialization” means commercialization activities relating to a product, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling a product.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such objective [***], it being understood and agreed that, with respect to the manufacture, Development,

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processing and Commercialization of a Product, such efforts shall be substantially equivalent to those efforts and resources commonly used [***], taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances. It is anticipated that the level of effort may change over time, reflecting changes in the status of a Product.
“Committee” means the JSC, the JRDC, or any other subcommittee formed by the JSC pursuant to Section 4.2(b)(v).
“Confidential Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates (the “Disclosing Party”) has supplied or otherwise made available to the other Party or any of its Affiliates (the “Recipient Party”), whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement. Notwithstanding the foregoing the existence of, and the terms and conditions of, this Agreement shall be considered Confidential Information of each of Licensor and Novartis.
“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Know-How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.
“Controlling Party” shall have the meaning set forth in Section 8.4(c).
“Cover” means, with respect to given product (or component thereof) and Patent Right, that a Valid Claim of such Patent Right would, absent a license thereunder or ownership thereof, be infringed by the making, having made, use, sale, offer for sale or importation of such product or component, and for purposes of determining such infringement, considering claims of pending patent applications as Valid Claims (to the extent such claims would otherwise constitute Valid Claims) as if they have already been issued.
“DARPin Binding Domain” means an ankyrin repeat domain [***] that [***].
“DC Selection Deadline” shall have the meaning set forth in Section 2.4.
“Debarred Person” shall have the meaning set forth in Section 12.1(g).
“Develop” or “Development” means drug research and development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, technical development, process development, statistical analysis, pre-clinical and clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of BLAs and MAAs.
“Development Candidate” or “DC” means a Research Compound that is: (i) selected for further Research and Development based on the achievement of the following, as reasonably determined by [***] and (ii) identified in a written notice to Licensor by Novartis pursuant to Section 2.4.
“Development Candidate Selection Date” shall have the meaning set forth in Section 2.3.

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“Development Milestone Event” means the milestones relating to the Product as set forth in Section 6.2.
“Development Milestone Payment” means the payments to be made by Novartis to Licensor upon the achievement of the corresponding Development Milestone Events as set forth in Section 6.2.
“Diagnostic Field” means the diagnosis [***] of any human disease or disorder.
“Disclosing Party” shall have the meaning set forth in the definition of Confidential Information.
“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.
“EMA” means the European Medicines Agency or any successor entity thereto.
“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.
“Executive Officers” means, for Novartis, the [***], and for Licensor, its [***], in each case, or designees with similar authority thereto.
“Excluded Matter” shall have the meaning set forth in Section 4.6(a).
“Expedited Arbitration” shall have the meaning set forth in Section 15.6.
“FDA” means the United States Food and Drug Administration or any successor entity thereto.
“Field” means the Therapeutic Field and Diagnostic Field.
“First Commercial Sale” means, with respect to a Product, the first sale of such Product by Novartis, its Affiliate, or their sublicensee to a Third Party or governmental authority in a country following Regulatory Approval for sale of such Product in such country. Sales or transfers of reasonable quantities of a Product for Development, including proof of concept studies or other clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.
“First Interpretable Results” means, with respect to a Clinical Trial, the set of clinical and non-clinical data (if applicable) from such Clinical Trial that are set forth as constituting the first interpretable results in the applicable Clinical Trial protocol.
“First Patient First Dose” or “FPFD” means the date of the administration of the first dose of a Licensed Compound or Product to the first patient (or healthy subject, as relevant) while such healthy subject or volunteer is participating in a Clinical Trial.
“Force Majeure” shall have the meaning set forth in Section 15.7.
“FTE” means a full-time employee or, in the case of less than a full-time employee, a full-time equivalent employee year, carried out by an appropriately qualified employee of a Party or any of its Affiliates directly engaged in the activities under the Research Plan, based on [***]. For clarity, indirect personnel (including support functions such as managerial, financial, legal or business development) shall not constitute FTEs.
“FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.

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“FTE Rate” means the rate of [***] per FTE per year. For the avoidance of doubt, the FTE Rate shall be the fully-burdened rate and includes the [***]. Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate will be proportionately reduced to reflect such portion of such full Calendar Year.
“Human Material” shall have the meaning set forth in Section 2.12.
“ICC” shall have the meaning set forth in Section 15.5(b).
“IND” means an Investigational New Drug application in the US filed with the FDA or the corresponding application for the investigation of pharmaceutical products in any other country or group of countries, as defined in the applicable Laws and filed with the Regulatory Authority of a given country or group of countries.
“Indemnification Claim Notice” shall have the meaning set forth in Section 13.3(b).
“Indemnified Party” shall have the meaning set forth in Section 13.3(b).
“Indemnifying Party” shall have the meaning set forth in Section 13.3(b).
“Initial Target” means [***].
“Insolvency Event” means, in relation to either Party, any of the following: (a) that Party becomes Insolvent; (b) that Party shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or Insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any such Party shall make a general assignment for the benefit of its creditors; (c) there shall be commenced against such Party any case, proceeding or other action of a nature referred to in clause (b) above that (I) results in the entry of an order for relief or any such adjudication or appointment or (II) remains undismissed, undischarged or unbonded for a period of [***]; (d) there shall be commenced against such Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within [***] from the entry thereof; or (e) such Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (b), (c) or (d) above.
“Insolvent” means, in relation to either Party, that: (a) the sum of such Party’s debts is greater than all of such Party’s property, at a fair valuation; (b) such Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (c) the Party’s external auditor includes in their opinion of the financial statements a going concern qualification.

“Intellectual Property Rights” means any Know-How, Patent Rights, trademarks, copyrights, trade secrets, and any other intellectual property rights however denominated throughout the world.
“Invention” means any invention, discovery or other Know-How that is discovered, generated, conceived or reduced to practice by or on behalf of a Party or its Affiliate or sublicensee through activities conducted under this Agreement (which, for clarity, includes any Development, manufacture or Commercialization of a Research Compound, Licensed Compound or Product and all activities under

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a Research Plan), including all right, title and interest in and to the intellectual property rights therein and thereto.
“Invoice” shall have the meaning set forth in Section 2.8(c).
“Joint Know-How” shall have the meaning set forth in Section 8.1(a).
“Joint Invention” shall have the meaning set forth in Section 8.1(a).
“Joint Patent Rights” shall have the meaning set forth in Section 8.1(a).
“Joint Product Patent Rights” means a Joint Patent Right that specifically claims a Licensed Compound or Product or any use or method of manufacture thereof.
“Joint Research and Development Committee” or “JRDC” means the committee established as set forth in Section 4.3.
“Joint Steering Committee” or “JSC” means the committee established as set forth in Section 4.2.
“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials (including cell lines and other biological materials), expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.
“Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including GCP, GMP, and GLP, as applicable.
“Licensor” shall have the meaning set forth in the first paragraph of this Agreement.
“Licensed Compound” means a compound generated in the course of the Collaboration that (a) comprises one or more DARPin Binding Domains directed to a Target that have been selected as a DC or a Candidate DC pursuant to Section 2.4, as well as [***]; provided that all such DARPin Binding Domains meet the Activity Threshold; and (b) does not include any [***].

“Licensor Indemnitees” shall have the meaning set forth in Section 13.2.
“Licensor Know-How” means any Know-How owned or otherwise Controlled by Licensor or any of its Affiliates as of the Effective Date or thereafter during the Term relating to the Licensed Compounds or a Product that is necessary or reasonably useful for the Research, Development, manufacture, preparation, use or Commercialization of the Licensed Compounds or Products in the Field. Notwithstanding the foregoing, (a) Licensor Know-How will, subject to Section 6.6(b), include Know-How within Third Party IP and (b) if any Third Party becomes an Affiliate of Licensor after the Effective Date, Licensor

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Know-How will exclude any Know-How that was Controlled by such Third Party (or its Affiliates in existence prior to such transaction) before such Third Party became Licensor’s Affiliate or that is acquired by such Third Party (or its Affiliates in existence prior to such transaction) independently of this Agreement and without use, practice or reference to Novartis’s Confidential Information; provided however, that the foregoing clause (b) will not apply where such Know-How Controlled by such Third Party is incorporated by Licensor into the collaboration, or otherwise utilized or relied on by Licensor in its performance of the Collaboration.
“Licensor Patent Rights” means the Patent Rights identified in Exhibit B, and, any other Patent Rights owned or otherwise Controlled by Licensor or any of its Affiliates as of the Effective Date or thereafter during the Term that are necessary or reasonably useful for the Research, Development, manufacture, preparation, use or Commercialization of the Licensed Compounds or Products in the Field. Licensor shall update Exhibit B as necessary from time to time to reflect the then-current Licensor Patent Rights. For the avoidance of doubt, any Joint Patent Rights shall not be deemed Licensor Patent Rights for purposes of this Agreement. Notwithstanding the foregoing, (a) Licensor Patent Rights will, subject to Section 6.6(b) include Patent Rights within Third Party IP and (b) if any Third Party becomes an Affiliate of Licensor after the Effective Date, Licensor Patent Rights will exclude any Patent Rights that are Controlled by such Third Party (or its Affiliates in existence prior to such transaction) before such Third Party became Licensor’s Affiliate or that are filed or acquired by such Third Party (or its Affiliates in existence prior to such transaction) independently of this Agreement and without use, practice or reference to Novartis’s Confidential Information; provided however, that the foregoing clause (b) will not apply where the Invention Covered by such Patent Rights Controlled by such Third Party is incorporated by Licensor into the collaboration, or otherwise utilized or relied on by Licensor in its performance of the Collaboration.
“Licensor Technology” means the Licensor Know-How and the Licensor Patent Rights.
“[***]” means [***].
“Loss of Market Exclusivity” means, with respect to a Product on a country-by-country basis, the Net Sales of such Product in that country in any Calendar Year are less than [***] as compared with the Net Sales of such Product in that country in the Calendar Year preceding the marketing or sale of the first Biosimilar Product of such Product.
"Losses” means any and all liability, damage, loss, cost or expense of any nature (including reasonable attorney’s fees and litigation expenses).
“MAA” means an application for the authorization to market the product in any country or group of countries outside the United States, as defined in the applicable Laws and filed with the Regulatory Authority of a given country or group of countries.
“Major Markets” means the [***].
“Materials” shall have the meaning set forth in Section 2.10.
“Milestone” means a Development Milestone Event or a Commercial Milestone Event.
“Milestone Payment” means a Development Milestone Payment or a Commercial Milestone Payment.
“Net Sales” means the net sales recorded by Novartis or any of its Affiliates or their sublicensees (excluding, for clarity, any distributors or wholesalers) for any Product sold to Third Parties other than sublicensees as determined in accordance with Novartis’ Accounting Standards as consistently applied,

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less a deduction of [***] for direct expenses related to the sales of the Product, distribution and warehousing expenses and uncollectible amounts on previously sold products. The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include the following:
(i)    normal trade and cash discounts;
(ii)    amounts repaid or credited by reasons of defects, rejections, recalls or returns;
(iii)    rebates and chargebacks to customers and other Third Parties (including Medicare, Medicaid, Managed Healthcare and similar types of rebates);
(iv)    amounts provided or credited to customers through coupons and other discount programs;
(v)    delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;
(vi)    fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and
(vii)    other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Novartis’ Accounting Standards.
With respect to the calculation of Net Sales:
(a)    Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party. Sales between or among Novartis and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales;
(b)    If a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Novartis’ Accounting Standards are met;
(c)    In the event that the Product is sold in a finished dosage form containing the Licensed Compound in combination with one (1) or more other active ingredients (a “Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product containing the Licensed Compound as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Licensed Compound and other active ingredient components that are included in the Combination Product, then [***]. If the weighted average sale price cannot be determined for the Product or other product(s) containing the single Licensed Compound or component(s), the calculation of Net Sales for Combination Products will be [***].
“Novartis” shall have the meaning set forth in the first paragraph of this Agreement.
“Novartis Background Technology” means any Know-How and Patent Rights that are owned or otherwise controlled by Novartis or any of its Affiliates, which Know-How and Patent Rights: (a) are in

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existence as of the Effective Date; or (b) arise outside of activities under this Agreement after the Effective Date and without use, practice or reference to the Licensor Technology or Licensor’s Confidential Information.
“Novartis Indemnitees” shall have the meaning set forth in Section 13.1.
“[***] Patent” shall have the meaning set forth in Section 8.3(b).
“Novartis Manufacturing Product Technology” means all (a) manufacturing batch records, SOPs for any specific process, analytical methods and records, bills of materials, cell banks, plasmids, supply of reference standards and regulatory history, in each case, generated by or on behalf of Novartis, its Affiliates or sublicensees in the manufacture of any Reversion Product and (b) any other Know-How that is used by or on behalf of Novartis, its Affiliates or sublicensees in the manufacture of any Reversion Product, including all tangible biological materials, vectors, cell banks, cells (including any derivatives or progeny thereof), cell culture processes and purification processes, reference standards, and cell culture media.
“Novartis Product Technology” means (a) all Patent Rights that are Controlled by Novartis or its Affiliates that Cover, or are used (as of the effective date of termination) by or on behalf of Novartis, its Affiliates or sublicensees in, the Development or Commercialization of any Reversion Product, (b) all (i) material pre-clinical data and results and (ii) clinical data and results, in each case of (i) and (ii), generated by or on behalf of Novartis, its Affiliates or sublicensees (including their contractors) in the Development of any Reversion Product, and (c) all other Know-How that is Controlled by Novartis or its Affiliates that is necessary for or is being used (as of the effective date of termination) by or on behalf of Novartis, its Affiliates or sublicensees (including their contractors) in, the Development or Commercialization of any Reversion Product; provided, that if any Reversion Product is not being actively Developed or Commercialized by Novartis, its Affiliate or sublicensee as of the effective date of termination, then references in this definition to “as of the effective date of termination” shall be deemed to be references to the time that such Reversion Product stopped being actively Developed or Commercialized; provided, further, that Novartis Product Technology shall exclude all Novartis Manufacturing Product Technology.
“Out-of-Pocket Costs” means, with respect to certain activities performed pursuant to this Agreement, direct expenses paid or payable by either Party or its Affiliates to Third Parties and specifically identifiable and incurred to conduct such activities for a Licensed Compound or Product in the Territory, including payments to contract personnel (including contractors, consultants and subcontractors), in each case, pursuant to the applicable Research Plan, and provided that such expenses are been recorded as income statement items in accordance with such Party’s Accounting Standards, and will not include [***], or items intended to be covered by the FTE Rate.
“Party” and “Parties” shall have the meaning set forth in the first paragraph of this Agreement.
“Payee” shall have the meaning set forth in Section 7.1(c).
“Payor” shall have the meaning set forth in Section 7.1(c).
“Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.
“Permitted Categories” shall have the meaning set forth in Section 9.3(c).

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“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
“Phase I Clinical Trial” means, with respect to a product, a clinical study of such product in patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies, as described in 21 C.F.R. § 312.21(a) or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.
“Phase II Clinical Trial” means a clinical trial of an investigational product in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, and dosing information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.
“Pharma Investor” means a company that is, on its own behalf, engaged in the Research, Development or Commercialization of human medicinal products that are regulated as such and Pharma Investor shall exclude any entity that is involved in the application of venture capital or private equity funding whether or not it is an Affiliate of a Pharma Investor provided that such venture capital or private equity entity is operated independently of the Pharma Investor’s human medicinal products business.
“Pivotal Trial” means a human clinical trial of a biopharmaceutical product that is designed to ascertain efficacy and safety of such product in support of the preparation and submission of an MAA for such product to a competent Regulatory Authority without the need for additional future Clinical Trials, regardless of whether such trial is referred to as a phase IIa, phase IIb, or phase III clinical trial.
“Platform” means Licensor’s proprietary DARPin Binding Domain platform technology, pursuant to which Licensor produces pharmaceutical product candidates, including the Research Compounds, utilizing DARPin Binding Domain libraries, protein modules, and domains.
“Platform Patent Right” will mean any Licensor Patent Right other than the Product Patent Rights, and including the Patent Rights scheduled in Exhibit D (as may be updated from time to time), that Cover the Platform.
“Privacy and Data Security Laws” means all Laws, including government-issued rules, guidelines, directives, and requirements, currently in effect and as they become effective, applicable to data protection and the processing of personal data or other sensitive information (collectively “Sensitive Information”) under the Agreement that may exist in any relevant jurisdiction, including security breach notification laws, laws imposing minimum security requirements and laws requiring the secure disposal of recordings containing Sensitive Information. For the avoidance of doubt, Privacy and Data Security Laws include, to the extent applicable, and the European Data Protection Laws and the Health Insurance Portability and Accountability Act of 1996, as amended.
“Product” means a product incorporating or comprising one or more Licensed Compounds in finished dosage pharmaceutical form, including, in each case, all formulations and modes of administration thereof.
“Product Marks” shall have the meaning set forth in Section 8.5.
“Product Development Report” shall have the meaning set forth in Section 5.10(b).

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“Product Patent Rights” means a Patent Right conceived or reduced to practice by or on behalf of a Party or its Affiliates, or jointly by the Parties or their Affiliates during the term of the Agreement that specifically claims a Licensed Compound or Product or any use or method of manufacture thereof in the Therapeutic Field or in the Diagnostic Field.
“Proposed Target” shall have the meaning set forth in Section 2.5.
“Prosecuting and Maintaining Party” shall have the meaning set forth in Section 8.3(c).
“Provider” shall have the meaning set forth in Section 2.12.
“Qualifying Terminated Product” means, with respect to a Terminated Target, any Terminated Product that binds to such Terminated Target and for which Novartis, its Affiliate or sublicensee has achieved FPFD in a Phase I Clinical Trial prior to the applicable notice of termination.
“Radioligand Therapy” or “RLT” means the use of radioligands in the Therapeutic Field and Diagnostic Field, in either or both of their labeled/radioactive or unlabeled/non-radioactive states.
“Recipient Party” shall have the meaning set forth in the definition of Confidential Information.
"Reference Product” shall have the meaning set forth in the definition of Biosimilar Product.
“Regulatory Approval” means, with respect to a product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such product in such country or jurisdiction.
“Regulatory Approval in Europe” means Regulatory Approval in at least three (3) of the following countries: France, Germany, Italy, Spain, and the United Kingdom.
“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for biopharmaceutical products or approvals for conducting clinical trials or manufacturing products, including the FDA, EMA, European Commission, and any corresponding national or regional regulatory authorities.
“Regulatory Exclusivity” means any rights or protections which are recognized, afforded or granted by the FDA or any other Regulatory Authority in any country or region of the Territory pursuant to applicable Laws of such country or region, in association with the marketing authorization of the Product, providing the Product: (a) a period of marketing exclusivity, during which a Regulatory Authority recognizing, affording or granting such marketing exclusivity will refrain from either reviewing or approving a marketing authorization application or similar regulatory submission, submitted by a Third Party seeking to market a Biosimilar Product of such Product, or (b) a period of data exclusivity, during which a Third Party seeking to market a Biosimilar Product of such Product is precluded from either referencing or relying upon, without an express right of reference from the dossier holder, the Product’s clinical dossier or relying on previous Regulatory Authority findings of safety or effectiveness with respect to such Product to support the submission, review or approval of a marketing authorization application or similar regulatory submission before the applicable Regulatory Authority.
“Regulatory Filings” means, with respect to a compound or a product, any submission to a Regulatory Authority of any appropriate regulatory application with respect to such compound or product, including any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, BLA,

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MAA or the corresponding application in any other country or group of countries with respect to such products.
“Replacement Target” shall have the meaning set forth in Section 2.5.
“Research” or “Researching” means activities, other than Development, related to target validation, the design, discovery, generation, identification, profiling, characterization, production, process development, cell line development, pre-clinical development or non-clinical or pre-clinical studies of drug candidates and products, including such non-clinical studies and other material Development activities to be undertaken to generate data sufficient to enable the filing of an IND.
“Research Budget” shall have the meaning set forth in Section 2.2.
“Research Compound” means a compound generated in the course of the Collaboration pursuant to the Research Plan that comprises one or more DARPin Binding Domains with respect to the applicable Target.
“Research Costs” means, with respect to a Research Program, FTE Costs plus Out-of-Pocket Costs.
“Research Plan” shall have the meaning set forth in Section 2.2.
“Research Plan Activities” shall have the meaning set forth in Section 2.2.
“Research Program” shall have the meaning set forth in Section 2.1.
“Research Results” mean all tangible material, and all material data, results, and research records relating to a Target, or compounds that are directed to such Target generated in connection with a Research Program.
“Research Term” shall have the meaning set forth in Section 2.3.
“Restricted Target” shall have the meaning set forth in Section 2.5.
“Reversion Product” means any Qualifying Terminated Product that is being actively Developed or Commercialized by Novartis, its Affiliate or sublicensee as of the applicable notice of termination or, if no such Qualifying Terminated Product is being actively Developed or Commercialized by Novartis, its Affiliate or sublicensee as of such time, the most recent Qualifying Terminated Product to have been under Development or Commercialization by Novartis, its Affiliate or sublicensee.
“Right of Reference” means the authority of a Party as defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Law recognized outside of the United States), to rely upon, and otherwise use, all information and data included in or used in support of any drug master file maintained by or on behalf of the other Party for the purpose of obtaining approval of a BLA, including the ability to make available the underlying raw data from the investigation for FDA audit, if necessary.
“Royalty Patent” means a Platform Patent Right, Licensor Product Patent Right, or Joint Product Patent Right.
“Royalty Term” shall have the meaning set forth in Section 6.4(b).
“Sales & Royalty Report” means a written report or reports showing each of: (a) the Net Sales of each Product in the Territory, on a country-by-country basis, during the reporting period by Novartis and its

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Affiliates and their respective sublicensees; and (b) the royalties payable, in USD, which shall have accrued hereunder with respect to such Net Sales.
“[***]” means [***].
“Sole Invention” shall have the meaning set forth in Section 8.1(a).
“Target” means (a) [***] is replaced pursuant to Section 2.5, such Replacement Target and (b) [***].
“Term” shall have the meaning set forth in Section 10.1.
“Terminated Target” means (a) any Target with respect to which this Agreement is terminated pursuant to Section 10.2 or Section 10.3, and (b) in the event of termination of this Agreement in its entirety, all Targets.
“Terminated Product” shall have the meaning set forth in Section 11.1.
“Territory” means worldwide.
“Therapeutic Field” means the treatment or prevention of any human disease or disorder.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Code” shall have the meaning set forth in Section 12.5.
“Third Party Infringement” shall have the meaning set forth in Section 8.4(a).
“Third Party License” shall have the meaning set forth in Section 3.4.
“United States” or “US” means the United States of America, its territories and possessions.
“USD” or “US$” means the lawful currency of the United States.
“Valid Claim” means either (a) a claim of an issued and unexpired Patent Right that (i) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and (ii) has not been canceled, withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a Patent Right that is a pending patent application that (i) has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken, and (ii) has been pending for less than [***] from the earliest date on which such patent application claims priority.
1.2Interpretation. In this Agreement, unless otherwise specified:
(a)“includes” and “including” shall mean respectively includes and including without limitation;
(b)“or” is used in the inclusive sense (“and/or”) unless the context otherwise requires;
(c)“hereof,” “herein,” and “herewith,” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

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(d)“will” shall be construed to have the same meaning and effect as the word “shall;”
(e)a Party includes its permitted assignees or the respective successors in title to substantially the whole of its undertaking;
(f)a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted in accordance with any requirements with respect to such amendment or re-enactment;
(g)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(h)the Exhibits, Schedules and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits, Schedules and attachments;
(i)the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;
(j)general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and
(k)the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.
2.RESEARCH COLLABORATION
1.1Overview of Research Programs. During the Research Term, and in accordance with the terms and conditions of this Agreement, the Parties will collaborate on [***] separate Research programs (each, a “Research Program”; collectively, the “Collaboration”), under which the Parties will generate Research Compounds with respect to each Target in accordance with the Research Plan (defined below), with the aim of achieving selection of [***] Development Candidate for each Target. Each Target and Research Compound will be Researched according to a separate Research Program, and Novartis, subject to Section 3.1(b) and Section 3.5, will have the sole right to Research, Develop, and Commercialize Licensed Compounds and any corresponding Product following the Development Candidate Selection Date. Novartis may, in its sole discretion, and at its cost and expense, elect to take forward, subject to Section 5.2 and Section 5.6, any and all Licensed Compounds and Products into Development and for Commercialization.
1.2Research Plans. The initial research plan (the “Research Plan”) for the Initial Targets is attached hereto as Exhibit A. Any Research Plan under this Agreement will include (i) the activities to be performed by each Party to identify Research Compounds for a given Target until the Development Candidate Selection Date for a compound directed to such Target (the “Research Plan Activities”); (ii) the anticipated number of FTEs to be dedicated by Licensor and its Affiliates to perform the Research Plan Activities for the corresponding Target; and (iii) a budget setting out by Calendar Year the estimated FTE Costs and Out-of-Pocket Costs to be incurred by Licensor and its Affiliates in the conduct of the Research Plan Activities (the “Research Budget”). From time to time during the Research Term, but prior to the Development Candidate Selection Date for a Research Compound selected for such Target, and at least on an annual basis, which shall occur no later than August 15 of

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each Calendar Year, the Parties through the JRDC will jointly develop and submit, or either Party through the JRDC may propose for submission, updates or amendments to the Research Plan and Research Budget for the JSC’s review and approval. Each Research Plan shall be consistent with the terms of this Agreement.
1.3Conduct of Research Activities. During the Research Term and subject to the JSC’s and JRDC’s review and, as applicable, approval of each Research Plan, the Parties will use Commercially Reasonable Efforts to perform (themselves or through their Affiliates or subject to Section 3.3(b) permitted subcontractors) the Research Plan Activities in accordance with the applicable Research Plan and the timelines set forth therein to achieve selection of a Research Compound with respect to a Target as a Development Candidate. On a Target-by-Target basis, the Research Program will begin on [***], and end upon the earlier of (i) the date of selection by Novartis of a DC with respect to such Target pursuant to Section 2.4 (the “Development Candidate Selection Date”), and (ii) [***] after the Effective Date (the “Calendar Term”), which period may be extended by mutual written agreement of the Parties (the “Research Term”). In performing its respective Research Plan Activities, each Party: (a) will conduct such activities in a good scientific manner, in compliance with all applicable Law in all material respects, including, where applicable, cGMP, cGLP, cGCP, and current international regulatory standards; and (b) will not employ or use any Debarred Person.
1.4Development Candidate Selection. On a Target-by-Target basis (i) at any time during the Research Term, or (ii) within [***] following the end of the Calendar Term, whichever is later (collectively, the “DC Selection Deadline”), Novartis will have the right, but not the obligation to select, by written notice to Licensor, up to [***] Research Compounds to take forward into further development; provided that (a) at least [***] such Research Compound will be identified by Novartis in such notice as a DC at or prior to the DC Selection Deadline and (b) any of the other such Research Compounds identified by Novartis in such notice but not selected as a DC will be each deemed a Candidate DC. If Novartis does not select any DC for such Target by the DC Selection Deadline, the Agreement will expire for such Target, unless the Parties agree to extend the Agreement for such Target. Upon selection of at least [***] DC by Novartis pursuant to this Section 2.4, the exclusive license pursuant to Section 3.1(a) will become effective, and each DC and any applicable Candidate DCs, will be each deemed a Licensed Compound.
1.5Technical Failure. With respect to the Initial Target [***], at any time during the period beginning on the Effective Date and ending [***] thereafter, Licensor may request that the JSC make a determination of whether there has been a technical failure in the generation of Research Compounds. In the event the JSC determines that there has been a technical failure with respect to the Research under the corresponding Research Plan of Research Compounds, the JSC shall discuss and recommend a replacement Target for [***] (a “Proposed Target”); provided that, subject to the remainder of this Section 2.5 but notwithstanding anything in Section 4.5 or Section 4.6, [***] will have the final decision, after [***] with respect to the selection of a Proposed Target to replace [***]. Notwithstanding [***] final decision making authority with respect to the selection of a Proposed Target to replace [***], if a Proposed Target is (i) subject to exclusive rights granted by Licensor to a Third Party; (ii) subject to a bona fide term sheet negotiations between Licensor and one or more Third Parties; or (iii) subject to a bona fide active Licensor internal research effort (each a “Restricted Target”) such Proposed Target will not be available to Novartis for selection as a Target. If such Proposed Target is a Restricted Target, then Novartis may select another Proposed Target (and another if such other Proposed Target is a Restricted Target, and so on) until such time that Novartis selects a target that is not a Restricted Target, at which point such Proposed Target will be added as a Target under this Agreement (the “Replacement Target”) and [***] shall immediately cease to be a Target. Upon determination of the Replacement Target, the Parties shall revise the applicable Research Plan accordingly and shall agree in good faith on a revised Budget Cap.
1.6Research Records. Each Party will maintain, and cause its Affiliates and their respective employees and subcontractors to maintain, records and laboratory notebooks of its Research Plan Activities in sufficient

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detail and in a good scientific manner appropriate for scientific, regulatory and intellectual property protection purposes, which records and laboratory notebooks shall: (a) be segregated from other Research activities not performed under this Agreement; (b) be complete and accurate in all material respects; and (c) fully and properly reflect all work done, data and developments made, and results achieved. Novartis will have the right to audit and request a copy of such records of Licensor and its Affiliates and their respective employees and subcontractors from time to time during the Term. In the event that Novartis conducts such audit using a Third Party, Novartis shall cause such Third Party to be bound by obligations of confidentiality with respect to such records no less stringent than those set forth in Sections 9.1, 9.2, or 9.3. For the avoidance of doubt, Novartis will have the final decision with respect to whether to conduct such audit under this Section 2.6 itself or using a Third Party.
1.7Research Reports and Materials.
(a)General. Each Party will keep the other Party reasonably informed regarding the status, progress, and results of its Research Plan Activities for each Research Program, including a review of results and progress against timelines in such Research Plan through regularly scheduled JRDC meetings.
(b)Interim Reports. On a [***] basis the Parties will jointly create and submit to the JRDC for its review and discussion, a written update, in a form agreed to by the JRDC for such updates, that includes: (i) a summary of the Research Plan Activities completed during the most recently completed [***]; (ii) prior to the Development Candidate Selection Date, a summary of all results and data generated during such period related to each Target; and (iii) both Parties’ progress against the timeline and Research Budget set forth in each Research Plan, with appropriate documentation to substantiate all such activities and results.
(c)Final Report. Each Party shall provide the other Party with a final written report within [***] after the completion or earlier termination of each Research Program, which report will summarize the activities undertaken and all accomplishments and deliverables achieved as specified under such Research Program and contain a copy of all Research Results generated by or on behalf of such Party in the performance of such Research Plan.
(d)Research Results. From time to time during the Term, upon Novartis’ request, and in all events within [***] following the earlier of the termination or completion of each Research Program for a given Target, Licensor shall transfer to Novartis all Research Results generated by or on behalf of Licensor that have not yet been provided to Novartis. Novartis will have the right to use all Research Results for all purposes, and Licensor will have the right to use all Research Results generated by Licensor or on its behalf (i) for all purposes outside the scope of the licenses granted to Novartis, subject to Section 3.5, and subject to the non-compete provisions with respect to Licensor pursuant to Section 3.7 and (ii) to file, prosecute, maintain, and enforce Patent Rights as permitted in Article 8.
1.8Research Support and Payment
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(a)Novartis shall be responsible for [***] of its own costs and expenses incurred in performing the activities assigned to it under the applicable Research Plan and, subject to this Section 2.8, [***] of the FTE Costs and Out-of-Pocket Costs actually incurred by Licensor in performing the activities assigned to it under the applicable Research Plan. Subject to a potential replacement Target for [***] pursuant to Section 2.5, the sum of FTE Costs and Out-of-Pocket Costs that Novartis will be obligated to reimburse under this Agreement shall not exceed [***] (the “Budget Cap”), unless agreed otherwise by the Parties in writing. For clarity and

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notwithstanding anything to the contrary herein, Licensor has no obligation to incur FTE Costs or Out-of-Pocket Costs in excess of the Budget Cap unless and until the Parties agree upon revised Research Costs (including a revised number of FTEs over a revised period of time for FTE Costs) with respect to Licensor’s performance of the activities assigned to it under the Research Plan and the Budget Cap is similarly agreed in writing.
(b)No later than [***] following the beginning of each Calendar Quarter, Licensor shall provide to Novartis a good faith, non-binding estimate (in a form to be agreed by the Parties promptly following the Effective Date) of the Research Costs it anticipates incurring during such Calendar Quarter under each Research Plan.
(c)Within [***] after the end of each Calendar Quarter during the performance of the Collaboration, Licensor shall submit to Novartis an invoice substantially in the form of Exhibit C (an “Invoice”) (accompanied by reasonable supporting documents) setting forth the Research Costs actually incurred by Licensor in such Calendar Quarter to perform activities assigned to it under a Research Plan in accordance with the Research Budget set forth therein. Such accompanying documentation will include (i) the specific budgeted item set forth in the Research Plan (e.g., FTEs conducting Collaboration activities), (ii) the applicable Collaboration activities that were conducted; and (iii) if applicable, documentation supporting any Out-of-Pocket Costs. Novartis shall pay the undisputed amount of all such Invoices within [***] after the date of its receipt of such Invoice.
(d)If Novartis disputes in good faith any portion of an Invoice for Research Costs provided by Licensor pursuant to Section 2.8(c), Novartis shall promptly notify Licensor and the Parties shall use good faith efforts to resolve such dispute expediently. Upon resolution of such dispute, if applicable, any Research Costs subject to such dispute shall be paid by Novartis at the next Calendar Quarter Invoice submission by Licensor.
(e)The Research Costs to be reimbursed to Licensor by Novartis must be incurred in accordance with the Research Plan and shall not exceed the Research Budget set forth therein (i) for the Collaboration Term or (ii) by more than [***] in a given Calendar Quarter as compared to the estimate provided pursuant to Section 2.8(b) for such Calendar Quarter. Out-of-Pocket Costs incurred by Licensor will be reimbursed by Novartis as a pass-through of the direct costs charged to Licensor by the applicable subcontractor without any mark-up. Novartis will have no obligation to reimburse Licensor for any overhead charged by such subcontractor. Licensor shall promptly notify Novartis in the event that it anticipates incurring Research Costs which would exceed the foregoing thresholds.  Any amount exceeding the aforementioned [***] variance threshold in a Calendar Quarter will automatically roll over to the following Calendar Quarter and will be included in the next quarterly estimate for Research Costs provided pursuant to Section 2.8(b). At the end of the Research Term, any such Research Costs incurred by Licensor in excess of the Research Budget shall be borne by Licensor unless the Research Budget is increased by an amendment of the Research Plan approved by the JSC in accordance with Section 4.2(b).
1.9Know-How Transfer.
(a)Licensor Know-How Transfer for Research Program. Within [***] after the Effective Date, Licensor will, for no additional compensation, provide to Novartis, in a commercially reasonable format, a copy of all Licensor Know-How necessary or reasonably useful for Novartis to conduct its activities for a Research Program pursuant to the Research Plan.
(b)Licensor Know-How Transfer. Within [***] after the date on which Novartis notifies Licensor of its selection of a Development Candidate (and any Candidate DCs, as applicable) pursuant to

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Section 2.4, Licensor will, for no additional compensation, provide to Novartis, in a commercially reasonable format, a copy of all Licensor Know-How necessary or reasonably useful for the Development, manufacture, or Commercialization of, including with respect to obtaining or maintaining Regulatory Approval for, Licensed Compounds or Products, in accordance with this Agreement. Thereafter, on a continuing basis during the Term as may be requested by Novartis no more than [***] per Calendar Quarter, Licensor shall promptly, and for no additional compensation, disclose to Novartis through the JSC or JRDC, as applicable, all additional Licensor Know-How that comes into existence since the prior disclosure, and will provide reasonable assistance to Novartis in connection with understanding and using all such Know-How for purposes consistent with the licenses and rights granted to Novartis hereunder.
(c)Cooperation. Licensor will provide reasonable assistance to Novartis or its designated Affiliate in connection with understanding and using the Licensor Know-How for purposes consistent with licenses and rights granted to Novartis hereunder, including by providing information to assist Novartis or its designated Affiliate in developing formulations of the Licensed Compounds or Products and its related activities.
1.10Material Transfer. In connection with a Research Program, each Party may transfer certain materials to the other Party (the “Materials”). The receiving Party may use the Materials only for the purpose of performing such Research Program and shall acquire no rights therein. The Materials (a) will be used solely for performance of the Research Program at the receiving Party’s facilities, under suitable containment conditions in accordance with all applicable Laws and regulations, as well as with all guidelines for use of the Materials and for research conducted with animals; (b) will under no circumstances be administered to humans; (c) will not be analyzed, reverse engineered or modified other as expressly provided in the applicable Research Plan; (d) will not be transferred or made available to any individual other than the relevant FTEs for the applicable Research Program without the prior written consent of the providing Party; (e) are being supplied to the receiving Party with no warranties, express or implied, of merchantability or fitness for a particular purpose or otherwise, and in particular, the providing Party does not represent or warrant that the use of the Materials will not infringe or violate any patent or proprietary rights of third parties; and (f) are to be used with caution and prudence in any experimental work, since not all of the characteristics of such Materials are necessarily known. The receiving Party shall bear all risk to it and/or any others resulting, directly or indirectly, from use, application, storage or disposal or destruction of the Materials. At any time, the providing Party may require the receiving Party to return or destroy any unused Materials in accordance with all applicable Laws and the providing Party’s instructions (if any), and the receiving Party will return or destroy (as applicable) such Material within ten days of the providing Party’s request.
1.11Animal Research Compliance. To the extent a Research Program involves the use of animals, the provisions of this Section 2.11 will apply. All such animals will be cared for, used, and disposed of in conformity with the highest legal and ethical standards of animal testing as defined by the U.S. Animal Welfare Act (P.L. 89-544, as amended) and the guidelines prescribed in DHHS Publication No. 72-23 (NIH), “Guide for the Care and Use of Laboratory Animals” (1996 edition or succeeding revised editions). The relevant environment, housing, management, veterinary care, and physical plant used in connection with such animals in a Research Program will be appropriate for type(s) of animal(s) and the nature of the Research Program. An institutional animal care and use committee, as that term is contemplated by the U.S. Animal Welfare Act (or its equivalent worldwide) must approve the activities described in a Research Plan prior to commencement of the relevant Research Program and will provide oversight of animal care, use, housing, management and disposal for the duration of the Research Program. In no circumstances will any such animals be used as food for humans or animals. If specific instructions for animal use, care, handling, or disposal are provided by Novartis, Licensor shall use good faith efforts to comply with such instructions in connection with the relevant Research Program. Each Party will have the right to review and audit the relevant facilities of the other Party and related records

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to confirm compliance with this Section 2.11 not more than [***] per Calendar Year during the audited Party’s normal business hours to ensure conformity with the provisions of this Section 2.11.
1.12Human Material. Each Party represents and warrants (a) that it has complied, or shall comply, with all applicable Laws relating to the collection and/or use of human primary cell lines, human tissue, human clinical isolates or similar human-derived materials that have been or are to be collected in and/or used in a Research Program (“Human Material”) and (b) that it has obtained, or shall obtain, all necessary approvals, consents, and/or authorization required by law for the collection, use and/or transfer of such Human Material as contemplated by this Agreement. Each Party shall provide documentation of such approvals, consents, and authorizations upon the other Party’s request. Each Party further represents and warrants that such Human Material may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) other than required by applicable Law who contributed the Human Material, including any obligations of compensation to such Providers for any purposes, including any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with the Human Material or the commercial use thereof for any purposes.
3.LICENSE
3.1License Grant to Novartis. Subject to the terms and conditions of this Agreement:
(a)Licensor hereby grants an exclusive (subject to Section 3.5, even as to Licensor and its Affiliates), sub-licensable (pursuant to Section 3.3), royalty-bearing license, under the Licensor Technology to Novartis to Research, Develop, manufacture, have manufactured, use, import, offer for sale, sell, have sold and otherwise Commercialize the Licensed Compounds and Products in the Therapeutic Field in the Territory. For the avoidance of doubt and subject to Section 3.5, the foregoing license is exclusive to Novartis and Licensor has no retained rights (and will not attempt to license any rights, directly or indirectly, to any Third Party) with respect to the Licensed Compounds and Products in the Therapeutic Field in the Territory; except for activities undertaken pursuant to the terms of this Agreement.
(b)Licensor hereby grants a worldwide, sublicensable, non-exclusive license under the Licensor Technology to Novartis (i) effective as of the Effective Date, to Research, Develop, manufacture, have manufactured, use, and import Licensed Compounds and Products in the Diagnostic Field, and (ii) effective as of the date on which the Parties agree in writing on terms and conditions under Section 6.8, to offer for sale, sell, have sold and otherwise Commercialize Licensed Compounds and Products in the Diagnostic Field.
(c)Licensor hereby grants a non-exclusive, worldwide, fully paid-up sublicensable license under the Licensor Technology to Novartis solely to perform Novartis’ activities under the Research Plan during the Research Term.
3.2License Grant to Licensor. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Licensor a non-exclusive, worldwide, fully paid-up sublicensable license under the Novartis Background Technology solely for the purpose of performing Licensor’s activities under the Research Plan during the applicable Research Term.
3.3Sublicense Rights; Subcontracting.
(a)Subject to the terms and conditions of this License Agreement, Novartis may sublicense the rights granted to it by Licensor under this Agreement at any time at its sole discretion through multiple tiers and without reference to the Licensor. Novartis will ensure that all permitted sublicenses granted under this Section 3.3(a) are consistent with the terms of this Agreement.

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Novartis will remain responsible for any action or failure to act by its sublicensees to whom Novartis’ obligations under this Agreement have been sublicensed, and which action or failure to act would constitute a breach of this Agreement if such action or failure to act were committed by Novartis. Within [***] after the execution of any sublicense agreement with a Third Party (other than subcontractors) under which Novartis grants rights to such Third Party to Develop or Commercialize Licensed Compounds or Products, Novartis shall provide Licensor with a copy of such sublicense agreement, provided, that Novartis may redact any terms of such sublicense agreement (i) to the extent not pertinent to either Party’s rights or obligations under this Agreement or verification of compliance with the requirements of this Agreement or (ii) that are financial in nature or are otherwise competitively sensitive. For clarity, distributors and wholesalers shall not be considered sublicensees. Novartis may exercise its rights and perform its rights and obligations under this Agreement itself or through any of its Affiliates, provided that Novartis remains responsible for the performance of such Affiliates as if such activities of such Affiliates were activities of Novartis under this Agreement and Novartis remains responsible for any payments due to Licensor under this Agreement with respect to activities of such Affiliates. Licensor may not sublicense the rights granted to it by Novartis under this Agreement without first obtaining, in each case, Novartis’ prior written consent and complying with the terms of any such consent.
(b)Each Party may engage subcontractors to perform any obligations assigned to it under this Agreement; provided that: (a) Licensor shall obtain Novartis’ prior written consent before subcontracting any such obligations to any subcontractor that is not either engaged by Licensor as of the Effective Date or included in an approved Research Plan; (b) the subcontracting Party remains fully responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (c) each contract between a Party and a subcontractor is consistent with the provisions of this Agreement, but only as it pertains to the obligations being performed by such subcontractor pursuant to this Agreement, including (i) obligations of confidentiality and non-use applicable to Confidential Information that are at least as stringent as those set forth in Sections 9.1, 9.2, and 9.3, and (ii) obligations of assignment of all Inventions and other Intellectual Property Rights developed in the course of performing any such work under this Agreement to the subcontracting Party and obligations of cooperation to execute any documents to confirm or perfect such assignment; and (d) the subcontracting Party remains at all times fully liable for all acts or omissions of such subcontractor.
3.4Third Party Licenses. All Intellectual Property Rights licensed to a Party from a Third Party (a “Third Party License”) and sublicensed to the other Party under this Agreement will be subject to and subordinate to the terms of the applicable Third Party License to the extent such terms applies to a sublicensee of such Third Party Intellectual Property Rights. Each Party will comply with the terms of any such Third Party License; provided, that, a Party shall not be obligated to comply with any such Third Party License until the relevant terms of any such Third Party License that apply to a Party’s exercise of such rights have been fully and accurately disclosed to such Party.
3.5No Implied Rights; Retained Rights. Neither Party nor its Affiliates grants any right or license to the other Party under Know-How, Patent Rights or other Intellectual Property Rights Controlled by such Party or its Affiliates, except as expressly granted in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved to and retained by such Party. Notwithstanding the exclusive license granted by Licensor to Novartis under Section 3.1, Licensor retains the rights under the Licensor Technology (a) to perform its obligations and to exercise its rights under this License Agreement, whether directly or through one or more Affiliates or, subject to Section 3.3(b), subcontractors and (b) to conduct internal pre-clinical and non-clinical research of the Licensed Compound solely to the extent such research relates to improvement of the Platform.

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1.6Section 365(n). All rights and licenses granted under or pursuant to Section 3.1 are and shall otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code, and any similar laws in any other country, licenses of rights of “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code and any similar laws in any other country or jurisdiction throughout the world. Upon the Insolvency Event of a Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.
1.7Non-Compete.
(a)During the Term, Licensor will not, by itself or in collaboration with any Third Party, Research, Develop, manufacture or Commercialize in the Therapeutic Field a Product, Licensed Compound, or any product that includes a Licensed Compound, except as otherwise provided in Section 3.5.
(b)During the period beginning on the Effective Date and ending[***] upon receipt [***] of the [***] from the [***] of the [***], Licensor will not, by itself or in collaboration with any Third Party, [***] (a “Competing Program”).
(c)Notwithstanding anything to the contrary in this Section 3.7, (a) nothing in this Section 3.7 will apply to or otherwise limit a Change of Control of Licensor and (b) if after the Effective Date, any acquirer in connection with a Change of Control of Licensor is engaged in a Competing Program as of the closing date of such transaction, the acquirer and its Affiliates existing prior to such Change of Control may continue to Research, Develop, manufacture and Commercialize such Competing Program; provided, that, (i) none of Novartis’ Confidential Information (including any jointly owned Confidential Information) is used in connection with such Competing Program, (ii) none of the Licensor Technology, or Licensor’s Confidential Information (including jointly owned Confidential Information) or personnel of Licensor or its Affiliates are used in connection with such Competing Program, provided, that the foregoing shall not apply to any senior management of the acquiror or Licensor (or their Affiliates) who merely have knowledge of the relationship with Novartis or who are receiving general information regarding the progress of the Research, Development, or Commercialization activities but do not direct or are not otherwise directly involved in the Research, Development, or Commercialization of any Licensed Compound or Product) and (iii) Licensor immediately establishes reasonable firewall safeguards for use of or access to information to ensure that such use or access does not occur (which include appropriate administrative, physical, and technical safeguards, including underlying operating system and network security controls and other firewalls).
4.GOVERNANCE
4.1Alliance Managers. Within [***] following the Effective Date, each Party will appoint (and notify the other Party in writing of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (each, an “Alliance Manager”). The Alliance Managers will serve as the contact point between the Parties for the purpose of providing the Parties with information on the progress of Novartis’ Development and Commercialization of the Products and will be primarily responsible for: (a) facilitating the flow of information and otherwise promoting communication, coordination and

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collaboration between the Parties; (b) providing single point communication for seeking consensus both internally within the respective Party’s organization and together regarding key global strategy and planning issues, as appropriate; and (c) raising cross-Party or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.
4.2Joint Steering Committee.
(a)The Parties will establish a Joint Steering Committee (“JSC”), composed of [***] senior personnel of Licensor and [***] senior personnel of Novartis ([***] of which will be the Party’s Alliance Manager and which personnel for each Party, collectively, shall have a general understanding of drug manufacturing, Development and Commercialization issues).
(b)In addition to providing general oversight with respect to the Parties’ activities under this Agreement, the JSC shall in particular have the following responsibilities:
(i)review, discuss, and determine whether to approve any Research Plan (including the Research Budget set forth therein) for any Replacement Target named to the Collaboration after the Effective Date;
(ii)on a Target-by-Target basis, review, discuss, and determine whether to approve any amendments to each Research Plan (including the Research Budget set forth therein and amending the FTEs provided for under any such Research Plan);
(iii)receive and discuss reports from the other Committees;
(iv)provide guidance to the other Committees on all significant strategic issues that fall within the scope of such Committees;
(v)establish such additional joint subcommittees as it deems necessary to achieve the objectives and intent of this Agreement;
(vi)resolve disputes for which the JSC is responsible as expressly provided in this Agreement; and
(vii)perform such other functions as expressly provided in this Agreement.
1.3Joint Research and Development Committee. The Parties hereby establish a joint research committee (the “JRDC”) as a joint subcommittee under the JSC, composed of [***] (or a larger number agreed by the Parties) representatives of each Party, each of whom will have the appropriate experience and expertise to perform its responsibilities on the JRDC. The JRDC shall:
(a)coordinate the Collaboration and facilitate communications between the Parties with respect to the Collaboration;
(b)prepare a Research Plan (including the Research Budget set forth therein) for any Replacement Target named to the Collaboration after the Effective Date and submit such Research Plan to the JSC to review, discuss and determine whether to approve;
(c)on at least [***] basis during the Research Term in accordance with Section 2.2, prepare amendments to each Research Plan (including the Research Budget set forth therein) and submit the Research Plan to the JSC to review, discuss and determine whether to approve such amendment;

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(d)discuss the data and results of performance of the Research Plans and the anticipated timeline for initiating and completing the activities set forth therein; and
(e)perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Research of the Products, as directed by the JSC.
4.4Meetings of the JSC and JRDC.
(a)Within [***] after the Effective Date, each Party shall appoint its representatives on the JSC and the JRDC by providing written notification to the other Party. Each Party may replace its representatives on any Committee on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its Committee members. Each Party shall appoint [***] of its representatives on each Committee to act as a co-chairperson of such Committee. The co-chairpersons shall jointly prepare and circulate agendas to the applicable Committee’s members at least [***] before each Committee meeting and shall direct the preparation of reasonably detailed minutes for each Committee meeting, which shall be approved by the co-chairpersons and circulated to Committee members within [***] after such meeting. Each Party shall be solely responsible for the costs incurred by its representatives in attending any Committee meeting.
(b)Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than (i) for the JSC, once per Calendar Quarter; (ii) for the JRDC, once every month (unless otherwise agreed by the JRDC) until completion of the Collaboration on a Target-by-Target basis. Committee meetings may be held in person or by audio or video teleconference. No action taken at any Committee meeting shall be effective unless at least [***] representative of each Party is participating.
(c)Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity, with the consent of the other Party (which shall not be unreasonably withheld); provided, that such participants will be, before attending such meetings, bound by written confidentiality obligations consistent with Article 9.
(d)On [***] prior written notice, either Party may request an ad-hoc meeting of a Committee to discuss issues that urgently need to be addressed prior to the next scheduled Committee meeting and such Party will provide the relevant Committee materials reasonably adequate to enable an informed discussion by its members reasonably in advance of such meeting. Ad-hoc meetings may occur via audio or video teleconference or in-person as the Parties may agree.
1.5Decisions. All decisions within the authority of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If a Committee is unable to reach agreement as to a particular matter within such Committee’s jurisdiction, within [***] (or a later date mutually agreed to by the Parties) after such matter has been brought to such Committee for resolution, then such disagreement shall (i) in case of disagreement of the JRDC or other joint subcommittee, be referred to the JSC for resolution, and (ii) in the case of disagreement of the JSC, except as expressly provided in Section 4.6, be referred to the Executive Officers of the Parties for resolution.
1.6JSC Final Decision Making. If the Executive Officers do not fully resolve any matter within the JSC’s authority or referred to them under Section 4.5 within [***] (or a later date mutually agreed to by the Parties) of the matter being referred to them, then the resolution or course of action shall be determined by [***], in its sole discretion; provided, that notwithstanding the foregoing, Excluded Matters shall [***] (in each case acting reasonably and in good faith):

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(a)“Excluded Matters” shall be the following:
(i)The approval of any new Research Plan pursuant to Section 4.2(b)(i);
(ii)Any amendments, changes or additions to the procedural rules or standing rules of the JSC or the JRDC; or
(iii)Any amendments, changes or additions to a Research Plan, including any decision that (1) would expand the scope of the work to be carried out under the Research Plan that results in an increase in the Research Costs borne by Licensor (including FTE costs), or (2) would require Licensor to assume additional obligations under the Research Plan.
4.7Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 4 shall be borne solely by such Party.
4.8Limitations of Committee Authority; Discontinuation. The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Each Committee shall only have the powers expressly assigned to it in this Article 4 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement. Each Committee shall continue to exist until the first to occur of: (A) the Parties mutually agreeing to disband the Committee; (B) Licensor providing written notice to Novartis of its intention to disband and no longer participate in such Committee; or (C) the expiration of the last-to-expire Research Term. Once a Committee ceases to exist as provided in the previous sentence, such Committee shall have no further obligations under this Agreement.
4.9Change of Control. In the event of a Change of Control of Licensor, Novartis may, upon [***] prior written notice to Licensor (or its successor entity), in addition to its rights under this Agreement, terminate the provisions of this Sections 4.2–4.8. Upon such notice, (i) neither Party will have any further obligations under Sections 4.2–4.8 for the remaining Term and (ii) [***]. For clarity, the Alliance Managers will remain a point of information exchange as set forth in Section 4.1.
5.DEVELOPMENT, REGULATORY, MANUFACTURING, AND COMMERCIALIZATION
5.1Development. Subject to Section 5.2, Novartis will be responsible for conducting, at its sole expense, such research and preclinical, clinical and other Development of the Licensed Compounds or Products as it determines appropriate in its sole discretion.
5.2Development Diligence. Novartis shall itself, or through its Affiliates, sublicensees, or other Third Parties, use Commercially Reasonable Efforts to Develop at least [***] for each Target in the Therapeutic Field. Subject to compliance with the foregoing, the Development of the Product shall be in Novartis’ sole discretion.
5.3Regulatory.
(a)Subject to the second sentence of Section 5.6, Novartis will be responsible for all regulatory matters with respect to the Licensed Compounds or Products as it determines appropriate in its sole discretion.
(b)Novartis will (i) determine the regulatory plans and strategies for the Licensed Compounds or Products, (ii) (either itself or through its Affiliates or sublicensees) make all Regulatory Filings

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with respect to the Product and (iii) be responsible for obtaining and maintaining Regulatory Approvals in the Territory in the name of Novartis or its Affiliates or sublicensees.
(c)Subject to Section 5.9(c), Licensor shall fully cooperate with and provide assistance to Novartis in connection with filings to any Regulatory Authority relating to the Licensed Compounds or Product(s) (including, to the extent applicable, filings related to the quantitative and qualitative composition of Licensed Compounds or Products), including by executing any required documents, providing access to personnel and providing Novartis with copies of all reasonably required documentation.
(d)To the extent required, Licensor shall grant or cause to be granted to Novartis and its Affiliates or sublicensees a Right of Reference to any relevant drug master files and other filings (including, to the extent applicable, filings related to the quantitative and qualitative composition of Licensed Compounds or Products) submitted by Licensor or its Affiliates with any Regulatory Authority.
(e)Novartis shall have the right to disclose the existence of, and the results from, any clinical trials conducted under this Agreement in accordance with Section 5.1 and its standard policies.
5.4Compliance. Each Party agrees that, in performing its obligations under this Agreement: (a) it shall comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements; and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the US Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a).
5.5Manufacturing. Novartis, its Affiliates or its designated sublicensee(s) and subcontractor(s) will be solely responsible for the manufacture and supply of the Licensed Compounds and Products being Developed or Commercialized under this Agreement as it determines appropriate in its sole discretion.
(a)Subject to Section 5.9(c), during the period from the Effective Date until the First Commercial Sale of a Product under this Agreement, Licensor shall, at its expense, fully cooperate with and provide assistance to Novartis or its designee, through documentation, consultation, training and face-to-face meetings, to enable Novartis or its designee in an efficient and timely manner to proceed with Development and manufacturing of the Licensed Compounds or Products and to obtain all appropriate Regulatory Approvals for manufacturing (including qualification by the applicable Regulatory Authority of manufacturing sites).
(b)Subject to Section 5.9(c), during such period, Licensor shall make appropriate personnel available to assist Novartis or its designee at any time and from time to time as reasonably requested by Novartis, and shall provide the appropriate personnel of Novartis or its designee with access to the personnel and manufacturing and other operations of Licensor for such periods of time and in such manner as is reasonable in order to familiarize the personnel of Novartis or its designee with Licensor Know-How relating to the Development and manufacture of the Licensed Compounds or Products and the application of the same. At Novartis’ request, such assistance shall also be furnished at the manufacturing facilities of Novartis or its designee.
(c)Subject to Section 5.9(c), Licensor shall fully cooperate with Novartis in complying with requirements of 35 U.S.C. §200 through 212, including requesting waivers were appropriate.
5.6Commercialization. Novartis will be solely responsible for all aspects of Commercialization of the Products in the Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement. Novartis shall itself, or through its Affiliates, sublicensees, or other Third Parties, use Commercially Reasonable Efforts to Commercialize in the Therapeutic Field at least [***] for

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which Regulatory Approval has been obtained in each of the Major Markets. Notwithstanding the foregoing, Novartis’ application of Commercially Reasonable Efforts shall not require Novartis to Commercialize a Product in any country or territory in which Novartis determines it is not commercially reasonable to do so for such Product. Subject to compliance with the foregoing, the Commercialization of the Products shall be in Novartis’ sole discretion.
5.7Pharmacovigilance. Within [***] following the Effective Date, the Parties shall agree upon and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Products. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed written pharmacovigilance agreement between the Parties which shall be entered into within such [***] period.
5.8Technology and Material Transfer. After expiration of the Research Term with respect to a Target, Licensor shall promptly (but in no event later than [***] thereafter) transfer to Novartis (or, if instructed by Novartis with respect to Materials, to a Third Party working on behalf of Novartis) copies of all relevant Licensor Know-How and Materials for the applicable Target then existing and not previously provided to Novartis, including any manufacturing Licensor Know-How relating to such Licensed Compound or Product with respect to such Target.
5.9Assistance and Cooperation. The Parties understand and agree that, from time to time, Novartis may reasonably request assistance and cooperation from Licensor in connection with:
(a)following expiration of the Research Term with respect to a Target, the technology transfer contemplated by Section 5.8, including reasonable technical assistance in the practice of the Licensor Know-How in the Development and manufacture of the Licensed Compounds and Products directed to such Target, including reasonable access to Licensor’s technical personnel involved in the Research of the applicable Licensed Compounds and Products; and
(b)the preparation and submission of any Regulatory Filings to obtain, support or maintain Regulatory Approvals.
(c)Licensor shall provide up to an aggregate of [***] of work relating to any assistance and cooperation contemplated by Section 5.9(a) for all Targets combined, without additional compensation or reimbursement. Licensor may invoice Novartis for the FTE Costs that relate to any such work in excess of such [***] and the reasonable documented Out-of-Pocket Costs, in each case, requested by Novartis and incurred by Licensor to provide such requested assistance or cooperation and Novartis shall pay all such undisputed Invoices within [***] of the date of receipt by Novartis of such Invoice; provided, that the scope of Licensor’s assistance and cooperation and the related costs are discussed and agreed by the Parties prior to Licensor’s provision thereof. Novartis’ right to request such support shall expire on a Target-by-Target basis on the [***] of the expiration of the Research Term for a Target.
5.10Novartis Reporting.
(a)Subject to Section 5.10(b), on a Target-by-Target basis, Novartis will provide Licensor (or its successor entity) with [***] written report summarizing Development activities that Novartis and its Affiliates and their respective agents, licensees and sublicensees have conducted during the prior Calendar Year with respect to each Target and the corresponding Licensed Compounds and Products (as applicable) (each, a “Product Development Report”) in sufficient detail to permit Licensor to evaluate whether Novartis has complied with its diligence obligations pursuant to Sections 5.2 and 5.6. The first [***] Product Development Report shall be provided by Novartis to Licensor on the first [***] after the end of the Research Term for a Target, and annually on [***] thereafter until the First Commercial Sale of the first Product with respect to

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each Target. Each [***] Product Development Report will include: (a) a summary of accomplishments during the prior Calendar Year, and projects then being conducted and planned to be conducted during the current Calendar Year (including clinical trials), in each case relating to the Development and Commercialization of the relevant Target and related Licensed Compound and Products; (b) Regulatory Approvals achieved during the prior Calendar Year and Regulatory Filings planned for submission during the current Calendar Year with respect to the relevant Target and related Licensed Compounds and Products For clarity, Development activities, Regulatory Filings and submissions planned for the then-current Calendar Year are intended to describe anticipated activities, and the Parties acknowledge that the actual Development of Products may change during the Calendar Year due to unforeseen or unknown developments or information.
(b)Novartis’ financial reporting obligations under Article 7 will survive a Change of Control of Licensor; provided that in the event of a Change of Control of Licensor, Novartis may, in addition to its rights under Section 5.10(a), redact any competitively sensitive information from any Product Development Reports provided to Licensor (or its successor) pursuant to Section 5.10(a).
6.FINANCIAL PROVISIONS
6.1Upfront Payment. In consideration of the licenses and rights granted to Novartis hereunder, Novartis shall pay to Licensor a one-time, non-refundable, non-creditable upfront payment of twenty million dollars ($20,000,000) within [***] after receipt by Novartis of an Invoice from Licensor, which invoice shall be issued by Licensor no earlier than the Effective Date.
6.2Development Milestone Payments. In consideration of the licenses and rights granted to Novartis hereunder, Novartis will make the following development and regulatory milestone payments (each a “Development Milestone Payment”) on a Target-by-Target basis upon the first achievement by a Product with respect to a Target of the corresponding milestone (each a “Development Milestone Event”) by Novartis, its Affiliates, or their sublicensees. Each Development Milestone Payment will be paid once per Target, regardless if more than one Product with respect to such Target achieves the relevant milestone.

	Development Milestone Event	Development Milestone Payment (USD)
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
	Total Amount per Target if all Development Milestones Events are Achieved	[***]

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Each Development Milestone Payment shall be deemed earned as of the first achievement of the corresponding Development Milestone Event, as determined by Novartis. Novartis shall provide Licensor with written notice of the achievement of each Development Milestone Event within [***] after such Development Milestone Event is achieved. Each Development Milestone Payment set forth above shall be due and payable only once for each Target, regardless of how many times the corresponding Development Milestone Event is achieved or the number of Products that achieve such Development Milestone Event. The total amount of Development Milestone Payments for Products associated with a particular Target shall not exceed [***], and the aggregate Development Milestone Payments under this Agreement with respect to all Targets and Products under this Agreement, shall not exceed [***].
6.3Commercial Milestone Payments. In consideration of the licenses and rights granted to Novartis hereunder, Novartis shall make the following payments to Licensor (each a “Commercial Milestone Payment”) after the first achievement of the applicable commercial milestone event set forth below with respect the Annual Net Sales of a Product directed to such Target (each a “Commercial Milestone Event”).

Commercial Milestone Event	Commercial Milestone Payment (Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
Total Amount per Target	[***]
Each Commercial Milestone Payment is payable only once with respect to the first Product specific for each Target to achieve such Commercial Milestone Event (and, for clarity, shall be deemed earned as of the first achievement of such corresponding Commercial Milestone Event by a Product specific for such Target). Novartis will notify Licensor in writing of the achievement of each Commercial Milestone Event via the applicable Sales & Royalty Report, and Novartis shall pay to Licensor the corresponding Commercial Milestone Payment together with the royalty payment in the manner set forth in Section 7.1. The total amount of Commercial Milestone Payments with respect to each Target shall not exceed [***], and the aggregate Commercial Milestone Payments under this Agreement with respect to all Targets and Products under this Agreement, shall not exceed [***].
6.4Royalty Payments.
(a)In consideration of the licenses and rights granted to Novartis hereunder, during the applicable Royalty Term, Novartis will pay Licensor a royalty on aggregate worldwide Annual Net Sales in the Therapeutic Field of Products directed to a given Target sold by Novartis, its Affiliates, or sublicensees as set forth in the table below:

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Annual Net Sales of Products directed to a given Target in the Therapeutic Field in the Territory during the Royalty Term	Royalty Rate for Products
[***]	[***]
[***]	[***]
[***]	[***]
(b)Royalties will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country until the latest of (i) the expiration of the last to expire Valid Claim of the Royalty Patents which Covers the composition of matter, manufacture, import, sale or use of such Product in such country, (ii) the expiration of Regulatory Exclusivity covering such Product in such country, and (iii) ten (10) years from the First Commercial Sale of such Product in such country (“Royalty Term”). Following the expiration of the Royalty Term on a Product-by-Product and country-by-country basis, Novartis’ licenses under Section 3.1 with respect to such Product shall continue in effect, but become fully paid-up, royalty-free, transferable, perpetual and irrevocable. For the avoidance of doubt, royalties shall be payable only once with respect to the same unit of Product.
6.5Know-How Royalty; Loss of Market Exclusivity.
(a)If, on a country-by-country basis during the Royalty Term, the relevant Product is not covered by a Valid Claim of a Royalty Patent in the applicable country, the Net Sales for such country to be included in worldwide Annual Net Sales for the purposes of the calculation of royalties due to Licensor pursuant to Section 6.4 will thereafter be reduced by [***].
(b)Loss of Market Exclusivity. If, during the Royalty Term, there is a Loss of Market Exclusivity in a country, then, the Net Sales for such country to be included in worldwide Annual Net Sales for the purposes of the calculation of royalties due to Licensor pursuant to Section 6.4 will thereafter be reduced by [***].
6.6Third Party Obligations.
(a)Subject to Section 6.6(b) and Section 6.6(c), Licensor shall remain responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties under any Licensor Patent Rights or Licensor Know-How which have been licensed to Licensor as of the Effective Date, or are licensed to Licensor during the Term, and are sublicensed to Novartis under this Agreement. All such payments shall be made promptly by Licensor in accordance with the terms of the applicable license agreement.
(b)If Licensor Controls any Patent Right or Know-How through a right or license from a Third Party obtained after the Effective Date, but excluding any such Patent Right or Know-How that relates solely to the Platform (“Third Party IP”) that would be included in the definition of Licensor Technology, then Licensor shall promptly disclose the terms and conditions of such license and such Third Party IP to Novartis. Following the disclosure of such license terms and conditions, such Third Party IP shall be deemed part of the Licensor Technology only if Novartis provides Licensor with written notice that (i) Novartis consents to adding such Patent Rights and Know-How to the definition of Licensor Technology, as applicable, (ii) Novartis

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agrees to be responsible for the payment obligations set forth in this Section 6.6(b) with respect to such Third Party IP agreement, and (iii) Novartis acknowledges that its sublicense under such Third Party IP agreement is subject to the terms and conditions of such agreement. With respect to any Third Party IP for which Novartis has elected to take a sublicense in accordance with the foregoing (i)–(iii), Novartis shall reimburse Licensor for [***] of all payments payable by Licensor to such Third Party to the extent that such payments directly result from the Research, Development, manufacture, use, import, sale, or other Commercialization the Licensed Compounds and Products by or on behalf Novartis, its Affiliates or sublicensees in the Field in the Territory. For any payment that is owed to such Third Party that is partially due to the Research, Development, manufacture, use, import, sale, or other Commercialization the Licensed Compounds and Products by or on behalf Novartis, its Affiliates or sublicensees in the Field in the Territory (e.g., license maintenance fees where the Third Party IP is also applicable to products other than Products), [***].
(c)In the event that, after the Effective Date, Novartis obtains rights to any Patent Right or Know-How owned or otherwise controlled by a Third Party that relates solely to Platform and that are necessary for the Development, manufacture, or Commercialization of a Licensed Compound, Novartis shall have the right to deduct from the royalty payments due to Licensor under Section 6.4 [***] of the amounts paid [***] by Novartis to such Third Party. Licensor agrees to fully cooperate with Novartis to acquire such rights.
(d)In the event that, after the Effective Date, Novartis obtains rights to any Patent Right or Know-How owned or otherwise controlled by a Third Party that does not fall under Section 6.6(c) that are necessary for the Development, manufacture, or Commercialization of a Licensed Compound, Novartis shall have the right to deduct from the royalty payments due to Licensor under Section 6.4 [***] of the amounts paid [***] by Novartis to such Third Party. Licensor agrees to fully cooperate with Novartis to acquire such rights.
6.7Royalty Floor. Notwithstanding anything to the contrary herein, in no event shall the Calendar Quarter royalty payment on Net Sales payable to Licensor under this Agreement pursuant to Section 6.4 be reduced pursuant to Sections 6.5 and 6.6 to less than [***] of the amounts that would have been paid had no deductions been made pursuant to Sections 6.5 or 6.6; provided, however, that if Novartis is precluded from applying the full amount it would otherwise be entitled to apply in reducing its royalty payment in any Calendar Quarter by virtue of this Section 6.7, then it shall be permitted to apply such unapplied portion to reduce its royalty obligations in subsequent Calendar Quarters until the full amount of such reductions has been applied.
1.8Products in the Diagnostic Field. In the event that either Party intends to Commercialize a Product in the Diagnostic Field, then no later than the date of [***] for a Product in the Therapeutic Field, the Parties will initiate good faith negotiations with respect to the terms of such Commercialization, which terms may include the [***]. If the Parties are unable to reach agreement after [***] of the initiation of such negotiations, then such matter will be referred to the Executive Officers of each Party for resolution. If the Executive Officers do not fully resolve such matter within [***] (or a later date agreed to by each of the Parties) of the matter being referred to them, then to the extent that the matter relates to financial terms, it will be resolved by Expedited Arbitration and to the extent that the matter relates to non-financial terms, it will be resolved pursuant to Section 15.5(b). Notwithstanding the foregoing, Novartis will have no payment obligation under Section 6.2 for Novartis’ Development of a Product in the Diagnostic Field or use of such Product in the Diagnostic Field in the conduct of Clinical Trials of a Product in the Therapeutic Field.
6.9No Projections. Licensor and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise

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been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Licensor in the event such Milestones or Net Sales levels are achieved. NEITHER LICENSOR NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.
7.REPORTS AND PAYMENT TERMS
7.1Payment Terms.
(a)After receipt of a notice of the achievement of a Milestone, Licensor shall submit an Invoice to Novartis with respect to the corresponding Milestone Payment, provided that no such Invoice shall be submitted prior to the Effective Date. Novartis shall make the Milestone Payment within [***] after receipt of such invoice.
(b)Within [***] after each Calendar Quarter during the Term following the First Commercial Sale of a Product, Novartis will provide to Licensor a Sales & Royalty Report. Licensor shall submit an Invoice to Novartis with respect to the royalty amount owed for such Calendar Quarter. Novartis shall pay such royalty amount within [***] after receipt of the Invoice.
(c)Each Party (the “Payee”) shall provide to the other Party (the “Payor”) an Invoice for all amounts due to it under this Agreement. Unless otherwise noted, payments on such Invoices shall be made to the Payee within [***] of the Payor’s receipt of the applicable Invoice.
(d)All payments from Novartis to Licensor shall be made by wire transfer in USD to the credit of such bank account as may be designated by Licensor in this Agreement or in writing to Novartis. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location.
(e)If Payor fails to pay any payment under this Agreement by the date when such payment is due, then, without limiting any other right or remedy of Payee, such late payment shall be paid together with interest thereon at an annual rate (but with interest accruing on a daily basis) of [***] above the [***] of [***] rate from the date on which such payment was originally due until the date of payment (provided, that, such rate shall not exceed the rate permissible under applicable Law).. Interest shall not accrue on undisputed amounts that were paid after the due date solely as a result of mistaken Licensor actions (e.g., if a payment is late as a result of Licensor or any if its Affiliates providing an incorrect account for receipt of payment).
7.2Currency. All payments under this Agreement shall be payable in USD. When conversion of payments from any foreign currency is required to be undertaken by Novartis, the USD equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology as applied in its external reporting.
7.3Taxes.
(a)In the event any payments to be made to Licensor or its Affiliates under this Agreement are subject to withholding tax under applicable Laws, including extra-territorial taxation, or if it is unclear whether the requirements of applicable Laws, including extra-territorial taxation, are met, Novartis or its Affiliates shall be authorized to deduct the withholding tax from the payments, and shall pay all such withholding tax to the relevant tax authority, so that only the

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correspondingly reduced amount of payments (i.e. the full amount payable less withholding tax) is paid out to Licensor. Novartis shall provide Licensor with proof of the withholding tax payment. Licensor and Novartis shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by Law, a treaty relief based on a tax treaty will only be taken into account if Licensor submits any exemption certificate requested by Novartis to Novartis in accordance with legal requirements on or prior to the time of the payment to Licensor.
(b)If no withholding tax deduction has been made on the payments to Licensor or its Affiliates under this Agreement, but tax authorities subsequently take the position that a withholding tax deduction should have been made, including extra-territorial taxation, Licensor shall provide, at its own expense, all reasonable support to Novartis to obtain relief or reduction of withholding under the applicable Laws, including tax treaties, including the submission or issuance of requisite forms and information, and the Parties will bear such liability (reimburse one another as necessary) in a manner consistent with that which would have resulted had the tax been originally withheld. Any refunds of withholding taxes that are granted to Licensor by the competent tax authority and which would cause Licensor to receive payments in excess of that which Novartis would owe under this Agreement, including related interest, shall be paid to Novartis by Licensor.
(c)All amounts mentioned in this Agreement are exclusive of any VAT. Licensor and Novartis shall issue all Invoices including claim of expenses etc. in full compliance with the VAT laws and regulations applicable at Licensor’s and Novartis’ place of business. If any VAT is due based on local law, Licensor and Novartis will be allowed to add the amount of VAT to the amounts mentioned in this Agreement and invoice the other party the net amount plus applicable VAT.
7.4Records and Audit Rights.
(a)Each Party shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including, with respect to Novartis, in relation to Net Sales and royalties. Each Party will keep such books and records for at least [***] following the Calendar Year to which they pertain.
(b)Licensor may, upon written request to Novartis, cause an internationally-recognized independent accounting firm (which is reasonably acceptable to Novartis) (the “Auditor”) to inspect the relevant records of Novartis or its Affiliates to verify the royalties payable by Novartis and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an undertaking acceptable to Novartis by which the Auditor shall agree to keep confidential all Confidential Information reviewed during such audit. The Auditor shall have the right to disclose to Licensor only its conclusions regarding any payments owed under this Agreement.
(c)Novartis and its Affiliates shall make their records relating to each Sales & Royalty Report available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Licensor. The records shall be reviewed solely to verify the accuracy of Novartis’ royalties and compliance with this Agreement. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, Licensor shall only be entitled to audit the relevant books and records of Novartis from the [***] prior to the Calendar Year in which the audit request is made. Licensor agrees to hold in strict confidence all Confidential Information received and all

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Confidential Information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order.
(d)The Auditor shall provide its audit report and basis for any determination to Novartis at the time such report is provided to Licensor, before it is considered final. Novartis shall have the right to request a further determination by such Auditor as to matters which Novartis disputes within [***] following receipt of such report. Novartis will provide Licensor and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [***] after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 15.5.
(e)In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Novartis, the underpaid or overpaid amount shall be settled promptly.
(f)Licensor shall pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder. In addition, if an underpayment of more than [***] of the total payments due for the applicable audit period is discovered, the fees and expenses charged by the Auditor shall be paid by Novartis.
8.INTELLECTUAL PROPERTY RIGHTS
1.1Ownership of Inventions.
(a)By Inventorship. Except as set forth in Section 8.1(b), and Section 8.1(c) below, ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own any Inventions made solely by its and its Affiliates’ and sublicensees’ employees, agents, or independent contractors (“Sole Invention”). The Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates and sublicensees together with employees, agents, or independent contractors of the other Party and its Affiliates and sublicensees (“Joint Invention”). All (i) Know-How developed jointly by employees, agents, or independent contractors of one Party and its Affiliates and sublicensees together with employees, agents, or independent contractors of the other Party and its Affiliates and sublicensees and (ii) Patent Rights claiming patentable Joint Inventions shall be referred to herein as “Joint Know-How” or “Joint Patent Rights”, respectively. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, or pursuant to Section 3.6, each Party shall be entitled to practice, license (through multiple tiers), assign and otherwise exploit the Joint Inventions and Joint Patent Rights in all countries and jurisdictions without the duty of accounting or seeking consent from the other Party.
(b)Improvements to Platform. Notwithstanding Section 8.1(a) and subject to Section 8.1(d), Licensor shall solely own all Inventions that are improvements to the Platform. To the extent any such Invention that belongs to Licensor under this Section 8.1(b) is made by Novartis, its Affiliates or sublicensees or its or their employees, agents, or independent contractors, whether solely or jointly, Novartis shall and hereby does assign and transfer to Licensor, without additional consideration, all right, title and interest in and to such Invention (including all rights of action and claims for damages and benefits arising due to past and present infringement of such Invention), and such Invention shall be deemed Licensor’s Sole Invention and Licensor’s Confidential Information (and not the Confidential Information of Novartis). Subject to the terms and conditions of this Agreement, Licensor hereby grants to Novartis a perpetual,

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irrevocable, non-exclusive, fully-paid, royalty-free, worldwide, freely sublicensable license, to use the Inventions assigned to Licensor pursuant to this Section 8.1(b), for any and all purposes.
(c)Improvements to Novartis Background Technology. Notwithstanding Section 8.1(a) and subject to Section 8.1(d), Novartis shall solely own all Inventions that are improvements to the Novartis Background Technology. To the extent any such Invention that belongs to Novartis under this Section 8.1(c) is made by Licensor, its Affiliates or sublicensees or its or their employees, agents, or independent contractors, whether solely or jointly, Licensor shall and hereby does assign and transfer to Novartis, without additional consideration, all right, title and interest in and to such Invention (including all rights of action and claims for damages and benefits arising due to past and present infringement of such Invention), and such Invention shall be deemed Novartis’ Sole Invention and Novartis’ Confidential Information (and not the Confidential Information of Licensor). Subject to the terms and conditions of this Agreement, Novartis hereby grants to Licensor a perpetual, irrevocable, non-exclusive, fully-paid, royalty-free, worldwide, freely sublicensable license, to use the Inventions assigned to Novartis pursuant to this Section 8.1(c), for any and all purposes.
(d)Disclosure. During the Research Term, each Party shall promptly disclose to the other Party all Inventions, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’ or sublicensees’, employees, agents or independent contractors relating to such Inventions, and shall also respond promptly to reasonable requests from such other Party for additional information relating to such Inventions.
(e)Personnel Obligations. Each employee, agent or independent contractor of a Party or its respective Affiliates or sublicensees performing work under this Agreement shall, prior to commencing such work, be bound by invention assignment obligations, including: (i) promptly reporting any invention, discovery, process or other intellectual property right to the applicable Party, its Affiliate or sublicensee; (ii) presently assigning to the applicable Party, its Affiliate or sublicensee all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property; (iii) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application with respect to such invention, discovery, process or other intellectual property; and (iv) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that any such invention assignment agreement need not reference or be specific to this Agreement.
8.2Ownership of Results and Data. All data and results arising from the Parties’ activities under this Agreement, including clinical and regulatory data and Information generated for regulatory purposes relating to the Product shall be owned by Novartis.
8.3Patent Filing, Prosecution, Maintenance, Management & Strategy.
(a)Responsibility for Prosecuting and Maintaining Platform Patent Rights and Certain Joint Patent Rights. Subject to the terms of this Section 8.3, (i) [***] to file, prosecute and maintain the Platform Patent Rights and (ii) [***] to file, prosecute and maintain the Joint Patent Rights that are [***], using counsel of its own choice (including outside counsel or internal counsel) to whom [***] has no reasonable objection; provided that, [***] will be deemed to have no objection to [***] counsel. [***] will keep [***] reasonably informed of the status of such Platform Patent Rights and will provide a copy of material substantive communications from any governmental authority concerning such Platform Patent Rights, upon [***] request. If [***] decides not to prosecute or maintain any such Joint Patent Right, [***] shall notify [***] in writing at least [***] prior to any relevant deadline or filing or response date, and [***] shall

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thereupon have the [***] to assume the prosecution and maintenance of such Joint Patent Right, as applicable, subject to the terms of this Section 8.3.
(b)Responsibility for Prosecuting and Maintaining [***] Patents and Product Patent Rights. Subject to the terms of this Section 8.3, [***] to prosecute and maintain Patent Rights claiming Inventions [***] (“[***] Patents”) and the [***] to file, prosecute and maintain Product Patent Rights using counsel of its own choice (including outside counsel or internal counsel) to whom [***] has no reasonable objection; provided that, [***] will be deemed to have no objection to [***] counsel. If [***] decides not to prosecute or maintain any Product Patent Right, [***] shall notify [***] in writing at least [***] prior to any relevant deadline or filing or response date, and [***] shall thereupon have the [***] to assume the prosecution and maintenance of such Product Patent Right, as applicable, subject to the terms of this Section 8.3.
(c)Costs; Cooperation. All costs and expenses incurred by the Party which prosecutes and maintains any Platform Patent Right, Joint Patent Right, [***] Patent, or Product Patent Right shall be borne by such Party (the “Prosecuting and Maintaining Party”). The Prosecuting and Maintaining Party of a Product Patent Right or Joint Patent Right will: (i) keep the other Party reasonably informed of the status of such Patent Rights and provide a copy of material substantive communications from any governmental authority concerning such Patent Rights; (ii) reasonably in advance of making any filings or submissions to any governmental authority with respect to such Patent Rights, such that the other Party may have a reasonable opportunity to review and comment thereon, provide a copy thereof to the other Party for its review and comment; and (iii) consider in good faith all comments timely provided to the Prosecuting and Maintaining Party by the other Party on such filings and communications. Upon the Prosecuting and Maintaining Party’s request and at its expense, the other Party shall provide the Prosecuting and Maintaining Party with all reasonable assistance and cooperation in connection with its prosecution and maintenance of the applicable Patent Rights, including by providing access to relevant persons and executing all documentation reasonably requested by the Prosecuting and Maintaining Party.
(d)Patent Term Extension. [***] will have the right to elect and file for patent term restorations or extensions, supplemental protection certificates, or any of their equivalents with respect to patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the Product Patent Rights and Joint Patent Rights in any country and/or region where applicable. [***] shall keep [***] reasonably informed of its efforts to obtain such restoration or extension, supplemental protection certificate or their equivalents and shall in good faith consider [***] comments thereto. Licensor shall, and shall cause its Affiliates to, cooperate with and provide all reasonable assistance requested by [***], including permitting [***], and executing documents and providing any relevant information to [***]. [***].
8.4Patent Enforcement and Defense.
(a)Notice. Each Party will promptly notify the other Party of any: (i) infringement, misappropriation, or other violation by a Third Party of any of the Licensor Patent Rights, Joint Patent Rights or Product Patent Rights, of which it becomes aware arising out of the exploitation of Licensed Compounds or Products (“Third Party Infringement”); or (ii) request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensor Patent Rights, Joint Patent Rights, Product Patent Rights or [***] Patents (each, an “Agreement Patent Action”).
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(i)[***] will have the sole right, but not the obligation, to bring and control any action in connection with a Third Party Infringement of a Platform Patent Right at its own expense as it reasonably determines appropriate. During any such action, [***] shall (I) provide [***] with drafts of all official papers and statements prior to their submission in such action, in sufficient time to allow [***] to review, consider and substantively comment thereon; and (II) reasonably consider incorporating any such [***] comments.
(i)[***] will have the first right, but not the obligation, to bring and control any action in connection with any Third Party Infringement of Joint Patent Rights, Product Patent Rights, or Licensor Patent Rights that do not constitute Platform Patent Rights at its own expense as it reasonably determines appropriate. [***] will have the right to join as a party to any such action and participate with its own counsel at its own expense, provided that [***]. During any such action, [***] shall (I) provide [***] with drafts of all official papers and statements prior to their submission in such action, in sufficient time to allow [***] to review, consider and substantively comment thereon; and (II) reasonably consider incorporating any such [***] comments. Solely with respect to the Joint Patent Rights and Licensor Patent Rights , if [***] does not take commercially reasonable steps to prosecute any Third Party Infringement within [***] following the first notice provided in Section 8.4(a) above or [***] before the time limit, if any, for filing of such actions in accordance with applicable Law, whichever comes first, then [***] may prosecute such Third Party Infringement at its own expense.
(ii)[***] will have the sole right, but not the obligation to defend against any Agreement Patent Action for any Platform Patent Right at its own expense as it reasonably determines appropriate.
(iii)Subject to Section 8.4(b)(iv), [***] will have the first right, but not the obligation, to defend against any Agreement Patent Action for any Licensor Patent Right at its own expense as it reasonably determines appropriate. [***] may participate in any such Agreement Patent Action for a Licensor Patent Right with counsel of its choice at its own expense, provided that [***] shall control the defense in such Agreement Patent Action. If [***] informs [***] that it does not intend to defend against such an Agreement Patent Action, or if [***] determines to cease defending against any such Agreement Patent Action, and, in each case, such Agreement Patent Action is not brought as a defense against a Third Party Infringement, then [***] will have the right, but not the obligation, upon written notice to [***], to defend against such Agreement Patent Action for a Licensor Patent Right, or take over the defense of any Agreement Patent Action initiated by [***], as applicable, in each case, solely as it relates to Licensor Patent Rights.
(iv)[***] will have the first right, but not the obligation, to defend against any Agreement Patent Action for any [***] Patent, Product Patent Right or Joint Patent Right at its own expense as it reasonably determines appropriate. [***] may participate in any such Agreement Patent Action for a Product Patent Right or Joint Patent Right with counsel of its choice at its own expense, provided that [***] shall control the defense in such Agreement Patent Action. If [***] informs [***] that it does not intend to defend against an Agreement Patent Action with respect to a Product Patent Right or Joint Patent Right, or if [***] determines to cease defending against any such Agreement Patent Action with respect to a Product Patent Right or Joint Patent Right, and, in each case, such Agreement Patent Action is not brought as a defense against a Third Party Infringement, then [***] will have the right, but not the obligation, upon written notice to [***], to defend against such Agreement Patent Action for a Product Patent Right or Joint Patent Right, or take over the defense of any Agreement Patent Action initiated by [***], as applicable, in each case, solely as it relates to a Product Patent Right or Joint Patent Right.

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(c)Cooperation and Recoveries. At the request of the Party bringing and controlling any Third Party Infringement or defending any Agreement Patent Action, as applicable (“Controlling Party”), the other Party shall provide assistance in connection with such action, including by executing reasonably appropriate documents, providing access to such Party’s premises and employees, cooperating reasonably in discovery, and joining as a party to the action if requested by the Controlling Party. The Controlling Party will keep the other Party reasonably informed of all material developments in connection with any such suit, provide copies of all documents filed, and consider in good faith any comments from the other Party, and the other Party shall have the right to consult with the Controlling Party and to participate in and, if appropriate, be represented by independent but mutually agreed upon counsel in such litigation at such other Party’s own cost and expense. Neither Party shall, without the other Party’s prior written consent, enter into any settlement or consent decree that requires any payment by or admits or imparts any other liability to the other Party or admits the invalidity or unenforceability of or adversely affects the scope of any Platform Patent Right, Product Patent Right, or Joint Patent Right, which consent shall not be unreasonably withheld, delayed, or conditioned. Any recoveries resulting from a Claim of Third Party Infringement (whether by way of settlement or otherwise) shall be first applied against payment of each Party’s costs and expenses in connection therewith (which amounts will be allocated pro rata if insufficient to cover the totality of such costs and expenses). Any remainder after such reimbursement to the extent relating to (i) Third Party Infringement [***]; and (ii) Third Party Infringement [***].
8.5Trademarks. Novartis shall have the right to brand the Products using Novartis-related trademarks and any other trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“Product Marks”). Novartis shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.
9.CONFIDENTIALITY
9.1Duty of Confidence.
(a)Subject to the other provisions of this Article 9, all Confidential Information of a Disclosing Party under this Agreement will be maintained in confidence and otherwise safeguarded by the Recipient Party. The Recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the Recipient Party under this Agreement. Subject to the other provisions of this Article 9, each Party and its Affiliates shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such Recipient Party maintains its own confidential information but in no event with less than a reasonable degree of care. Subject to the other provisions of this Article 9, a Recipient Party may only disclose Confidential Information of the Disclosing Party to employees, agents, contractors, consultants and advisers of the Recipient Party and its Affiliates and sublicensees and to Third Parties in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information of Disclosing Party in a manner consistent with the confidentiality provisions of this Agreement.
(b)With respect to Licensor’s obligations under this Article 9 with respect to Licensor Know-How that is solely and specifically related to a Licensed Compound or Product, Licensor shall maintain in confidence and otherwise safeguard such Licensor Know-How as such in accordance with this Article 9.

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9.2Exceptions. The obligations under this Article 9 shall not apply to any information to the extent that such information:
(a)is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Recipient Party;
(b)was known to, or was otherwise in the possession of, the Recipient Party prior to the time of disclosure by the Disclosing Party, as demonstrated by competent evidence;
(c)is disclosed to the Recipient Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party; or
(d)is independently developed by or on behalf of the Recipient Party, as evidenced by its written records, without reference to the Confidential Information disclosed by or on behalf of the Disclosing Party under this Agreement.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Recipient Party unless the combination and its principles are in the public domain or in the possession of the Recipient Party.
9.3Authorized Disclosures.
(a)In addition to disclosures allowed under Section 9.1 and 9.2, Novartis may disclose Confidential Information belonging to Licensor or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting and maintaining Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations; or (v) to the extent otherwise necessary in connection with exercising the license and other rights granted to it hereunder. In addition to disclosures allowed under Section 9.1 and 9.2, Licensor may disclose Confidential Information to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting and maintaining Patent Rights as permitted by this Agreement; or (ii) prosecuting or defending litigation as permitted by this Agreement.
(b)In addition, Novartis and its Affiliates and their respective sublicensees may disclose Confidential Information of Licensor or its Affiliates to Third Parties as may be necessary or reasonably useful in connection with the Development, manufacture, preparation, use or Commercialization of the Licensed Compounds or Product(s) as contemplated by this Agreement, including in connection with subcontracting transactions.
(c)In addition, each party may disclose Confidential Information of the other Party to actual or bona fide prospective investors, lenders, advisors, and acquirors, provided, that in each such case (x) such recipients are bound by confidentiality and non-use obligations at least as restrictive as those contained in the Agreement and (y) the term of confidentiality for recipients may be shorter than the period set forth in this Agreement as long as it is no less than [***]; provided, further, that, solely in the case of any disclosure by a Party pursuant to this Section 9.3(c) to an actual or potential Pharma Investor, (1) except for the Permitted Categories of Information, all such disclosures of Confidential Information of the other Party will be provided to advisors of such Pharma Investor (e.g., outside legal counsel or scientific advisors) bound by

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confidentiality and non-use obligations in accordance with the previous proviso and not directly to employees of such Pharma Investor, (2) to the extent any advisor of such Pharma Investor receives Confidential Information of Novartis or any of its Affiliates that is not also disclosed directly to such Pharma Investor in accordance with the terms of this Agreement, such advisor will be entitled to provide the Pharma Investor only a qualitative assessment of such Confidential Information reviewed, which may include (i) a recommendation as to whether to participate as an investor or lender or (ii) statements confirming that the applicable Confidential Information of Novartis or its Affiliates reviewed by such advisor provides a reasonable basis for Licensor’s prior public disclosures made in accordance with this Agreement, but in no event shall such advisor be authorized to disclose to the Pharma Investor any Confidential Information of Novartis or its Affiliates that is not otherwise provided directly to the Pharma Investor in accordance with the terms of this Agreement, and (3) Licensor will use Commercially Reasonable Efforts to provide Novartis, prior to or contemporaneously with such disclosure, written notice that a disclosure will be or is being made in accordance with this Section 9.3(c) provided that such notice will not be required to identify the Pharma Investor. The “Permitted Categories” of Information shall comprise: (A) the terms of this Agreement, (B) the status of Development of Products, including the initiation and completion of each Clinical Trial of a Product, (C) anticipated timing for achievement of any Milestone Event and (D) summary financial information.
(d)In the event the Recipient Party is required to disclose Confidential Information of the Disclosing Party by Law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided, that the Recipient Party: (i) informs the Disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the Disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.
1.4Ongoing Obligation for Confidentiality. Upon early termination of this Agreement for any reason, each Party and its Affiliates shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party or any of its Affiliates, except for one copy which may be retained in its confidential files for archive or compliance purposes. Nothing in this Section 9.4 will require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Recipient Party and its Affiliates will continue to be bound by its obligations of confidentiality and other obligations under this Article 9 with respect to any of the Disclosing Party’s Confidential Information contained in such archival tapes or other electronic back-up media.
1.5Data Privacy and Security.
(a)Compliance with Privacy and Data Security Laws. Each of the Parties agrees to comply with applicable Privacy and Data Security Laws in connection with the performance of its obligations or exercise of its rights hereunder.
(b)Protections. Notwithstanding anything to the contrary herein, the Parties acknowledge that in performing their obligations hereunder, each Party may obtain or have access to, or otherwise store, process or transmit, certain Sensitive Information. Without limiting a Party’s other obligations under this Agreement, each Party shall implement and maintain reasonable security procedures and practices appropriate to the nature of Sensitive Information that it obtains, accesses, stores, processes or transmits and take such other actions as are necessary to protect the security and confidentiality of such Sensitive Information against any anticipated or actual threats or hazards to the security or integrity of such Sensitive Information in accordance with Privacy and Data Security Laws.

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(c)Breaches. In the event that a Party or its Affiliates or sublicensee learns of (or has reason to believe that there has been) unauthorized access to or use of, or any security breach relating to or affecting, Sensitive Information of the other Party collected, prepared or developed in connection with this Agreement, or that any person who has had access to Sensitive Information has violated or intends to violate the terms of this Section 9.5, such Party shall immediately (within [***]) notify the other Party of the same, and shall, at its expense, fully cooperate with the owning Party in (i) investigating and responding to the foregoing; (ii) notifying affected individuals as required by Privacy and Data Security Laws or as otherwise directed by the other Party; and (iii) seeking injunctive or other equitable relief against any such person or persons who have violated or attempted to violate the security of Sensitive Information. The Party whose Sensitive Information has been subject to a security breach (or alleged security breach) shall have the sole right to determine the content, timing and other details of any notices under subsection (ii). The Party who, themselves, or through their Affiliates or sublicensees has conducted or permitted to be conducted such security breach shall be responsible for reimbursing the Party owning such Sensitive Information for the costs of such notifications and fielding feedback and questions from those notified, and any other associated costs that such Party may incur in connection with responding to or managing a breach of the security of Sensitive Information (i.e., costs of credit monitoring services, call center services and forensics services, fines imposed by any government authority, fraud liability, compromise fees and other remediation costs).
(d)Changes to the Agreement. If during the Term a Party believes that amendments to this Agreement are required to ensure the compliance of each Party with the requirements of applicable Privacy and Data Security Laws, such Party shall notify the other Party and the Parties will promptly discuss and agree in good faith on appropriate amendments to this Agreement. Notwithstanding anything to the contrary, no Party shall be required to transfer to or process on behalf of the other Party any personal data until such amendments have been executed if such Party reasonably believes such transfer or processing would put such Party in breach of applicable Privacy and Data Security Laws.
10.TERM AND TERMINATION
10.1Term. The term of this Agreement shall commence upon the Effective Date and, unless terminated pursuant to Section 10.2 or 10.3, shall continue in full force and effect, on a Product-by-Product and country-by-country basis, until such time as the Royalty Term with respect to such Product expires in such country (the “Term”). On a Product-by-Product and country-by-country basis, effective upon the expiration of the Royalty Term for such Product in such country, the licenses granted to Novartis with respect to such Product will each become non-exclusive, fully paid-up, royalty-free, irrevocable, and perpetual in such country with respect to such Product.
10.2Termination for Cause; Insolvency.
(a)If either Novartis or Licensor is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within [***] (or [***] with respect to undisputed payments due under Section 7.1 after the breaching Party’s receipt of such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately on a Target-by-Target basis or in its entirety by giving written notice to the breaching Party to such effect; provided, however, that if such breach (other than a breach with respect to undisputed payments) is capable of being cured but cannot be cured within such [***] period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have an additional [***] period to cure such breach. In the event that arbitration is commenced in accordance with

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Section 15.5 with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 10.2(a) shall take effect until it is finally determined pursuant to such arbitration that such material breach occurred. Any termination by any Party under this Section 10.2(a) and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.
(b)Either Licensor or Novartis may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.
(c)Novartis may terminate this Agreement upon written notice to Licensor in the event Licensor rejects this Agreement under Section 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Code”) or under any similar laws in any other country in the Territory.
(d)Novartis may terminate this Agreement upon [***] written notice to Licensor where Novartis determines that a safety or regulatory issue exists which would be reasonably expected to adversely affect the Development, Manufacture, or Commercialization of any Licensed Compound or Product.
(e)Novartis may terminate this Agreement upon written notice to Licensor in the event of a Change of Control of Licensor.
10.3Termination by Novartis Without Cause.
(a)Novartis may terminate this Agreement without cause at any time in its entirety or on a Target-by-Target basis (i) on [***] prior written notice at any time prior to the date that a Product has received Regulatory Approval or (i) on [***] prior written notice at any time on or after the date that a Product has received Regulatory Approval.
10.4Rights in Bankruptcy.
(a)The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including Section 365(n) of the Code, and any similar laws in any other country in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Code and any similar laws in any other country in the Territory, Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Novartis.
(b)All rights, powers and remedies of Novartis provided for in this Section 10.4 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Code and any similar laws in any other country in the Territory). In the event of an Insolvency Event in relation to Licensor, Novartis, in

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addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Code). The Parties agree that they intend the following Novartis rights to extend to the maximum extent permitted by law, including for purposes of the Code: (i) the right of access to any intellectual property (including all embodiments thereof) of Licensor, or any Third Party with whom Licensor contracts to perform an obligation of Licensor under this Agreement which is necessary or reasonably useful for the Development, manufacture, preparation, use or Commercialization of Licensed Compounds or Products in the Territory; (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work, and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Licensor under this Agreement.
10.5[***]. In the event that [***] then [***] by written notice to [***] either [***] provided that: [***]
11.EFFECT OF TERMINATION
11.1General. Upon termination of this Agreement, (i) all licenses and other rights granted by Licensor to Novartis under this Agreement shall terminate, all sublicenses granted by Novartis shall terminate, all Products with respect to which this Agreement is terminated shall each become a “Terminated Product”; (ii) all licenses and other rights granted by Novartis to Licensor under Section 3.2 (and all sublicenses thereunder granted by Licensor) shall terminate with respect to Terminated Targets and Terminated Products; and (iii) Licensor’s obligations under Section 3.7 will terminate; provided, for clarity, that if this Agreement is terminated on a Target-by-Target basis, then this Section 11.1 shall only apply to the Terminated Target and only Products directed to such Terminated Target shall be Terminated Products.
11.2License to Licensor. Effective upon termination of this Agreement by Licensor pursuant to Section 10.2 or by Novartis pursuant to Section 10.3, Novartis will grant Licensor an exclusive worldwide, fee-bearing (subject to Section 11.3) license, with the right to grant sublicenses [***] under its interest in the Product Marks to Develop, manufacture, and Commercialize Reversion Products in the Field that are being Commercialized as of the effective date of termination.
11.3Negotiation of Financial Terms for Reversion License. The Parties shall negotiate in good faith reasonable financial compensation payable by Licensor to Novartis with respect to the exercise of the license granted to Licensor pursuant to Section 11.2. If the Parties cannot agree on such financial terms within a period of [***] of the effective date of such termination, then such dispute shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers do not fully resolve such matter within [***] (or a later date agreed to by each of the Parties) of the matter being referred to them, then such financial terms shall be decided by Expedited Arbitration.
11.4Transition to Licensor. Within a reasonable period of time following the receipt of notice of termination given under this Agreement by Licensor pursuant to Section 10.2 or by Novartis pursuant to Section 10.3, the Parties shall meet to mutually agree upon a transition plan to effect an orderly and timely transition to Licensor of applicable Development, manufacture and Commercialization activities and responsibilities with respect to the Reversion Products, which shall be subject to Novartis’s sell off right in Section 11.5, if applicable, and which shall incorporate the following elements (which elements do not require mutual agreement after notice of termination) and other provisions as mutually agreed upon by the Parties:
(a)Upon Licensor’s written request, (A) assignment and transfer to Licensor (or its designee) of all Regulatory Filings solely related to the Reversion Products and (B) to the extent not already assigned or transferred pursuant to (A) above, grant a Right of Reference or use with respect to

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any DMF that relates to any Reversion Product to the extent necessary for preparing and submitting Regulatory Filings for such Reversion Product to a competent Regulatory Authority or to the extent used or referenced by Novartis, its Affiliates or sublicensees in its Regulatory Filings for such Reversion Product, and Novartis shall take other actions reasonably requested by Licensor to provide Licensor or its designee access to and the benefit of such DMF, including the data contained or referenced therein. If Novartis is prohibited by applicable Law from assigning or transferring ownership of any of the foregoing items to Licensor, Novartis shall grant Licensor (or its designee) a Right of Reference or use to such item as provided above and shall take other actions reasonably requested by Licensor to provide Licensor or its designee access to and such benefit of such Regulatory Filings, including the data contained or referenced therein. Each Party shall take actions reasonably necessary to effect such assignment and transfer or grant of Right of Reference or use to Licensor (or its designee), including by making such filings with Regulatory Authorities in the Territory that may be necessary to record such assignment or effect such transfer and, at Licensor’s written request, to complete any pending regulatory filings with respect to the Reversion Products.
(b)Upon Licensor’s written request, transfer to Licensor (or its designee) a copy of all Know-How within the Novartis Product Technology with respect to the applicable Reversion Product. For clarity, such Know-How that is solely and specifically related to any Reversion Product shall be deemed to constitute the Confidential Information of both Parties after such transfer.
(c)Upon Licensor’s written request, provide to Licensor a final Product Development Report which describes the specified Development activities performed since the last report with respect to each Terminated Product.
(d)Novartis shall promptly provide Licensor with a copy of each agreement between Novartis (or its Affiliates) and a Third Party directly relating to any Reversion Product or the Development, manufacture and Commercialization of any Reversion Product, and upon Licensor’s request, Novartis shall assign or sublicense, and shall ensure that its Affiliates assign or sublicense, to Licensor (A) any such agreement that solely relates to Reversion Products, to the extent permitted under the terms thereof, and (B) for any such agreement that does not solely relate to Reversion Products and to the extent permitted under the terms of such agreement, the portion of such agreement (e.g., a work order or statement of work) that relates solely to Reversion Products. Upon Licensor’s request, Novartis shall provide reasonable assistance to Licensor in connection with Licensor obtaining rights under any such agreement that is not assignable to Licensor (or equivalent rights), such as (x) subject to appropriate indemnification and to the extent permitted by the applicable agreement, working to effect a practical assignment of the rights and obligations under such agreement to Licensor solely with respect to such Reversion Product as if Licensor was a party to such agreement for a reasonable period of time or (y) introducing Licensor to such Third Party.
(e)Novartis shall promptly deliver to Licensor a list of the inventory then in its (or its Affiliates’) possession or control for each Reversion Product (including its inventory of the corresponding Licensed Compound). At Licensor’s request, Novartis shall deliver to Licensor all or part of such inventory, and Licensor shall reimburse Novartis for its standard costs, calculated in accordance with Novartis’ Accounting Standards, for such delivered inventory of Reversion Product and Licensed Compound, provided that such inventory complies with specifications and has been manufactured in compliance with all applicable Law, including cGMP.
(f)If Novartis is, itself or through its Affiliate, manufacturing any Reversion Product at the time of the notice of termination, Novartis shall, upon Licensor’s request, supply such Reversion Product to Licensor at its standard costs, calculated in accordance with Novartis’ Accounting Standards, plus [***] for both clinical and commercial supply for a reasonable period of time

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until Licensor establishes an alternative supplier (not to exceed [***]), and reasonably assist Licensor in establishing an alternative supplier for such Reversion Product.
(g)If any Novartis Manufacturing Product Technology is (A) necessary or reasonably useful in order to manufacture a Reversion Product and (B) generating an alternative to such Novartis Manufacturing Product Technology to manufacture a Reversion Product would result in a material delay in or material increase in the cost of the Development or Commercialization of such Reversion Product, in each case, such that further Development or Commercialization of such Reversion Product would not be commercially reasonable, then, upon the written request of Licensor, the Parties shall negotiate in good faith for up to [***] a reasonable mechanism for Licensor to manufacture or obtain supply of such Reversion Product, which mechanism may include (w) Novartis continuing to manufacture such Reversion Product beyond the [***] time period set forth in Section 11.4(f), (x) to the extent not unreasonably jeopardizing the proprietary nature of the Novartis Manufacturing Product Technology, Novartis providing access to such Novartis Manufacturing Product Technology to [***] or more mutually agreed upon Third Party contract manufacturers and Novartis authorizing such Third Party(ies) to manufacture such Reversion Product for Licensor, subject to reasonable terms and conditions in order to protect the proprietary nature thereof, or (y) Novartis non-exclusively licensing such Novartis Manufacturing Product Technology to Licensor on terms and conditions agreed upon by the Parties, including reasonable compensation and other reasonable terms and conditions in order to protect the proprietary nature of such Novartis Manufacturing Product Technology.
(h)Upon the reasonable request of Licensor, Novartis will provide reasonable consulting assistance and cooperation in connection with the transition of the Development, manufacture and Commercialization of any Reversion Products to the extent contemplated by this Section 11.4. Novartis will provide up to an aggregate of [***] of work relating to any assistance and cooperation contemplated by this Section 11.4(h) for all Reversion Products combined without additional compensation or reimbursement, above which Novartis shall be entitled to be reimbursed, as follows: Novartis may invoice Licensor at the rate of [***] for Novartis’ internal costs which relate to any such work that exceeds such [***] cap, and the reasonable documented Out-of-Pocket Costs, in each case, incurred by Novartis to provide such requested assistance or cooperation and Licensor shall pay all such undisputed invoices within [***] of the date of its receipt of such invoice; provided, that the scope of Novartis’ assistance and cooperation and the related costs are discussed and agreed by the Parties prior to Novartis’ provision thereof.
(i)If, at the time of such termination, Novartis (or its Affiliates or sublicensees) is conducting any Clinical Trials for any Reversion Product, then, at Novartis’ election on a trial-by-trial and site-by-site basis: (1) to the extent agreed by Licensor, Novartis shall transfer the conduct of all such Clinical Trials at such sites to Licensor and, in each such case, Licensor shall assume any and all liability for such Clinical Trials at such sites after the effective date of such termination; or (2) with respect to any Clinical Trials which are not assumed by Licensor under clause (1), Novartis (or its Affiliates or sublicensees) shall, at their expense, continue to conduct, or wind down, such Clinical Trials, as determined by Novartis in its sole discretion.
1.5Sell-Off Right. Effective upon any termination other than a termination by Novartis pursuant to Section 10.3 and subject to the payment of all amounts required under Section 6.3 and Section 6.4, Novartis will have the right to sell or otherwise dispose of any inventory of any Terminated Product on hand at the time of such termination or in the process of manufacturing for a period of [***] following the effective date of termination; provided, however, that any revenue obtained from such disposal will be treated as Net Sales.
1.6Return of Confidential Information. Except as otherwise provided herein and subject to Section 9.4, within [***] after any termination of this Agreement, each Party shall destroy or return to the other Party

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(at the other Party’s discretion) all tangible items bearing, containing, or contained in, any of the Confidential Information of the other Party. If the material is destroyed, it shall provide the other Party written certification of such destruction. For clarity, Licensor shall not be required to destroy or return to Novartis pursuant to this Section 11.6 any Confidential Information of Novartis to which Licensor has licenses or other rights pursuant to this Agreement.
11.7Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1, 7, 9, 11, 13 and 15 as well as Sections 2.10, 2.12, 3.5, 6.2 (solely with respect to a Development Milestone Event reached before such expiration or termination), 6.3 (solely with respect to sales of the Product made before such expiration of termination), 6.4 (solely with respect to sales of the Product made before such expiration of termination), 6.9, 8.1, 10.1, 12.1, 12.1, 12.6 and 14.2(a) shall survive expiration or termination of this Agreement. The provisions of Article 9 shall survive the termination or expiration of this Agreement for a period of [***].
11.8Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.
12.REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1Representations and Warranties by Each Party. Each Party represents and warrants to the other Party, as of the Effective Date, that:
(a)such Party is an entity duly organized, validly existing and in good standing under the Laws of the state or country (as applicable) of its organization, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such qualification would prevent it from performing its obligations under this Agreement, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)such Party is duly authorized by all requisite action to execute and deliver this Agreement, and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite action;
(c)this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
(d)other than as may be required to conduct clinical trials or to seek or obtain Regulatory Approvals or applicable regulatory materials, all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;
(e)it shall maintain either Third Party insurance policies or a program of self-insurance with respect to its activities and obligations under this Agreement. Third Party insurance policies are to be in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Agreement to do the same;
(f)the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions

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contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any applicable Law; and
(g)(i) neither such Party nor, to the knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development of the Licensed Compounds or the Products has been debarred under Subsection (a) or (b) of Section 306 of the Act (each, a “Debarred Person”); (ii) no Debarred Person who is known by such Party to have been debarred under Subsection (a) or (b) of Section 306 of the Act will be employed by such Party in the performance of any activities hereunder; and (iii) to the knowledge of such Party, no Debarred Person on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.
12.2Representations and Warranties by Licensor. Licensor represents and warrants to Novartis, as of the Effective Date, that:
(a)Exhibit B sets forth a complete and accurate list of: (i) all Licensor Patent Rights in existence, indicating the owner, licensor or co-owner(s) thereof if such Licensor Patent Rights are not solely owned by Licensor; and (ii) all license, assignment, distribution or other agreements relating to the Licensor Patent Rights and Licensor Know-How;
(b)Licensor is the sole and exclusive owner, or exclusive licensee, of all of the Licensor Patent Rights free from Encumbrances and is listed in the records of the applicable governmental agencies as the exclusive licensee or sole and exclusive owner of record for each registration, grant and application included in the Licensor Patent Rights;
(c)Licensor has obtained from all individuals who have been identified as inventors of any Licensor Patent Rights effective assignments of all ownership rights of such individuals in such Licensor Patent Rights, either pursuant to written agreement or by operation of law;
(d)All of its employees, officers, and consultants have executed agreements or have existing obligations under applicable laws requiring assignment to Licensor of all inventions made during the course of and as the result of their association with Licensor and obligating all such individuals to maintain as confidential Licensor’s Confidential Information as well as confidential information of other parties (including Novartis and its Affiliates) which such individual may receive, to the extent required to support Licensor’s obligations under this Agreement;
(e)Licensor has the right to grant to Novartis the licenses under the Licensor Patent Rights and Licensor Know-How that it purports to grant hereunder;
(f)Licensor has the right to use and disclose and to enable Novartis to use and disclose (in each case, under appropriate conditions of confidentiality) the Licensor Know-How free from Encumbrances;
(g)to the knowledge of Licensor, the issued patents in the Licensor Patent Rights are valid and enforceable without any Claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened, and Licensor has filed and prosecuted patent applications within the Licensor Patent Rights in good faith and complied with all duties of disclosure with respect thereto;

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(h)to Licensor’s knowledge, Licensor has not committed any act, or omitted to commit any act, that may cause the Licensor Patent Rights to expire prematurely or be declared invalid or unenforceable;
(i)all application, registration, maintenance, other related fees and renewal fees in respect of the Licensor Patent Rights have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of obtaining or maintaining the Licensor Patent Rights;
(j)Licensor has not granted to any Third Party, including any academic organization or agency, any rights to the Licensed Compounds or any Product;
(k)the Licensor Technology comprises all of the intellectual property rights used by Licensor, its Affiliates, and their respective consultants and contractors (if applicable) in the Development of the Licensed Compounds subject to the limitations in the definition of Licensor Know-How;
(l)to Licensor’s knowledge, the Development, use, importation, offering for sale, sale, having sold or other Commercialization of the Licensed Compounds or Products do not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has Licensor received any written notice alleging such infringement or misappropriation;
(m)Licensor has not initiated or been involved in any Claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensor Technology, nor have any such Claims been threatened by Licensor, nor does Licensor know of any valid basis for any such Claims;
(n)no officer or employee of Licensor is subject to any agreement with any other Third Party which requires such officer or employee to assign any interest in any Licensor Technology relating to the Licensed Compounds or Products to any Third Party;
(o)Licensor has taken all reasonable precautions to preserve the confidentiality of the Licensor Know-How related to the composition of matter of the Licensed Compounds or resulting from the Research Program;
(p)Licensor has not entered into a government funding relationship that would result in rights to any Licensed Compounds or Products residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. 200 204) or any similar obligations under the laws of any other country;
(q)Licensor has not granted any Third Party rights that would otherwise interfere or be inconsistent with Novartis’ rights hereunder, and there are no agreements or arrangements to which Licensor or any of its Affiliates is a party relating to the Products, Licensed Compounds, Licensor Patent Rights, or Licensor Know-How that would limit the rights granted to Novartis under this Agreement or that restrict or will result in a restriction on Novartis’ ability to Develop, manufacture, import, offer for sale, sell, have sold, or otherwise Commercialize the Licensed Compounds or the Products in the Territory; and
(r)neither Licensor nor any Person acting on its behalf has: (i) made an untrue statement of a material fact or fraudulent statement to the FDA, EMA or any other Regulatory Authority or with respect to any Regulatory Filing; or (ii) failed to disclose a material fact required to be disclosed to the FDA, EMA or any other Regulatory Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, EMA or any other Regulatory Authority

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to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy;
(s)neither Licensor nor, to Licensor’s knowledge, any Person acting on its behalf is the subject of any pending or, to Licensor’s knowledge, threatened investigation by the FDA, EMA or any other Regulatory Authority;
(t)Licensor has not, and to Licensor’s knowledge, no Third Parties have, altered, falsified, or otherwise manipulated any data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Licensed Compounds or Products; and
(u)notwithstanding anything to the contrary contained in this Agreement, Licensor has not failed to disclose to Novartis any fact or circumstance known to Licensor or any of its Affiliates and relating to any of the Licensed Compounds or the Products that would be reasonably material to Novartis in connection with this Agreement or the transactions contemplated herein.
12.3Covenants of Licensor. Licensor covenants and agrees that:
(a)it will not grant any interest in the Licensor Patent Rights or Licensor Know-How which is inconsistent with the terms and conditions of this Agreement, nor shall Licensor assign its right, title or interest in or to any of the Licensor Patent Rights or Licensor Know-How to any Third Party and will use all reasonable precautions to preserve the confidentiality of the Licensor Know-How;
(b)it will not grant to any Third Party, including any academic organization or agency, any rights to the Licensed Compounds or any Product that would conflict with the rights granted to Novartis hereunder; and
(c)if it becomes aware that it or any employee, agent or subcontractor of Licensor who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 12.1(g), it will provide written notice of this to Novartis within [***] of it becoming aware of this fact.
12.4Compliance and Third Party Risk Management.
(a)Compliance with Law. In exercising its rights and performing its obligations under this Agreement, each Party will:
(i)not promise, offer, pay, cause to pay, accept payment or induce payment or take any action that could be considered a bribe;
(ii)comply with all applicable Laws, including those related to bribery and corruption (such as, but not limited to, the US Foreign Corrupt Practices Act, UK Bribery Act);
(iii)comply with industry standards; and
(iv)perform its obligations under this Agreement with high ethical and moral business and personal integrity standards.

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1.5Third Party Risk Management. Novartis has put in place a Third Party risk management framework which is aimed at promoting the societal and environmental values of the United Nations Global Compact with specific third parties that Novartis deals with (the “Third Party Code”). In connection with the above, Licensor shall:
(a)comply with the Third Party Code as set out at novartis.com/sites/novartis_com/files/novartis-third-party-code-v-2.pdf;
(b)having regard to Section 12.6 of the Third Party Code, provide information/documentation on reasonable request to Novartis (or any Third Party auditor reasonably acceptable to Licensor) to allow Novartis to verify Licensor’s compliance with the Third Party Code in the form requested;
(c)use its Commercially Reasonable Efforts to rectify identified non-compliances with the Third Party Code (where capable of remedy) and report remediation progress to Novartis on request; and
(d)Licensor shall adopt standards that cover the same principles and content included in the Third Party Code when appointing its own suppliers or contractors who are engaged (and to the extent they are engaged) specifically for the purpose of this Agreement.
12.6No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR LICENSOR; AND (B) ALL OTHER CONDITIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
13.INDEMNIFICATION; LIABILITY
13.1Indemnification by Licensor. Licensor shall indemnify, defend and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:
(a)Licensor’s, or any of its Affiliates’, sublicensees’ or contractors’ actions in connection with the Research or Development of the Licensed Compounds or Products;
(b)the negligence or willful misconduct of Licensor or any of its Affiliates; or
(c)the breach of any of the covenants, warranties or representations made by Licensor to Novartis under this Agreement;
provided that Licensor shall not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims to the extent Novartis has an obligation to indemnify Licensor Indemnitees pursuant to Section 13.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitee.
13.2Indemnification by Novartis. Novartis shall indemnify, defend and hold Licensor, its Affiliates, and their respective officers, directors and employees (“Licensor Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:
(a)Novartis’, or any of its Affiliates’, sublicensees’ or contractors’ actions in connection with the Development or Commercialization of the Licensed Compounds or Products;

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(b)the negligence or willful misconduct of Novartis or any of its Affiliates; or
(c)the breach of any of the warranties or representations made by Novartis to Licensor under this Agreement;
provided that Novartis shall not be obliged to so indemnify, defend and hold harmless the Licensor Indemnitees for any Claims to the extent Licensor has an obligation to indemnify Novartis Indemnitees pursuant to Section 13.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Licensor or the Licensor Indemnitee.
13.3Indemnification Procedure.
(a)All indemnification claims in respect of a Novartis Indemnitee or Licensor Indemnitee shall be made solely by Novartis or Licensor, respectively.
(b)A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.
(c)Subject to the provisions of Sections 13.3(d) and 13.3(e), the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within [***] after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 13.3(d) below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an indemnitee harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [***] after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 13.3(e) shall govern.
(d)Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the

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Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Novartis Indemnitees or the Licensor Indemnitees, as applicable, and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.
(e)If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 13.3(c) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.
13.4Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 13. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
13.5Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 13 OR AS A BREACH OF CONFIDENTIALITY UNDER ARTICLE 9 OR A BREACH OF THE PROVISIONS OF ARTICLE 8..
13.6No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.
14.PUBLICATIONS AND PUBLICITY
14.1Publications.
(a)Any proposed public disclosure (whether written, electronic, oral or otherwise) by Licensor relating to the Licensed Compounds or Products shall require the prior written consent of Novartis; provided that the foregoing shall not apply (i) to information which is in the public domain or any public disclosure required by law or governmental regulation or by the rules of

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any recognized stock exchange, (ii) to Licensor’s ability to make any publication or presentation related to the Platform, or (iii) to any publication or presentation submitted by Licensor prior to the Effective Date. In the event that Licensor wishes to make a disclosure pursuant to this Section 14.1(a), Licensor shall provide Novartis with a complete copy of the intended disclosure at least thirty (30) days prior to submission of such disclosure for publication or prior to oral disclosure (or other form of presentation) and shall, except with respect to Section 14.1(a)(iii), remove any Novartis Confidential Information from such proposed disclosure upon the request of Novartis.
(b)For the avoidance of doubt, Novartis or any of its Affiliates may, without any required consents from Licensor and subject to Section 14.2 and Article 9, (i) issue press releases and other public statements as it deems appropriate in connection with the Development, manufacture, or Commercialization of the Licensed Compounds or Products under this Agreement; and (ii) publish or have published information about clinical trials related to the Products, including the results of such clinical trials, provided that neither Novartis nor any of its Affiliates may publish any data or information related to the Platform without Licensor’s prior written consent, which may be granted at Licensor’s sole discretion.
14.2Publicity.
(a)Subject to Section 14.2(c), neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or any of its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained. Notwithstanding the foregoing, Novartis shall be entitled to use the name of Licensor to the extent necessary or reasonably useful in connection with the Development, manufacture or Commercialization of the Licensed Compounds or Products, including in connection with sublicensing and subcontracting transactions.
(b)Licensor may issue a press release announcing this Agreement, in a form agreed to in writing by Novartis, on or promptly following the Effective Date.
(c)Subject to Section 14.2(b), each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party; provided that Novartis may issue press releases and other public statements as it deems appropriate in connection with the Development and Commercialization of Products under this Agreement after giving Licensor reasonable advance notice of such press release or public statement, which notice will include a summary of the substantive content of such press release or public statement.
(d)Notwithstanding the foregoing in this Section 14.2, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to applicable Law, including pursuant to the rules of any recognized stock exchange. In the event of a disclosure required by applicable Law, including the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with the Exhibits, Schedules or

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other attachments attached hereto, to be redacted in any filings made by Licensor or Novartis with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by Law.
15.GENERAL PROVISIONS
15.1Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the other Party’s prior written consent, except that Novartis may: (a) assign its rights or obligations under this Agreement or any part hereof to one or more of its Affiliates; or (b) assign this Agreement to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be null and void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
15.2Extension to Affiliates. Novartis shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis shall remain primarily liable for any acts or omissions of its Affiliates.
15.3Severability. Should one or more of the provisions of this Agreement become invalid, void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use commercially reasonable efforts to substitute for the invalid, void or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
15.4Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of New York, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.
15.5Dispute Resolution.
(a)In the event of a dispute between the Parties relating to, arising out of, or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve such a dispute within [***] of the dispute being referred to them, either Party may require that the Parties forward the matter to the Executive Officers, who shall attempt in good faith to resolve such dispute. If the Executive Officers cannot resolve such dispute within [***] of the matter being referred to them, either Party shall be free to initiate the arbitration proceedings outlined in Section 15.5(b) or 15.6, as applicable.
(b)Subject to Section 15.6, either Party may refer any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, for resolution by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The seat, or legal place, of the arbitration shall be New York, New York. Arbitration shall be held in New York, New York, according to the then-current commercial

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rules of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided, that each Party shall, within [***] after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators shall together, within [***], select a third arbitrator as the chairman of the arbitration panel. Each arbitrator shall have significant experience in the pharmaceutical business. If the two initial arbitrators are unable to select a third arbitrator within such [***] period, the third arbitrator shall be appointed in accordance with ICC rules. The arbitrators shall render their opinion within [***] of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction. The losing Party to the arbitration (if any) as determined by the arbitrators shall pay the costs of the arbitration. The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.
1.6Expedited Arbitration. If a Party exercises its rights under this Agreement to refer a dispute to Expedited Arbitration pursuant to Section 6.8, 10.5, or 11.3, then the Parties will follow the expedited dispute resolution process in this Section 15.6 (and not the dispute resolution process in Section 15.5(b) of this Agreement) (“Expedited Arbitration”). The Parties agree and acknowledge that any good faith dispute under Expedited Arbitration will not be deemed to be a material breach of this Agreement. The Expedited Arbitration will be fast-track, binding arbitration carried out in accordance with the following (a) the Parties will refer the matter to arbitration before a mutually acceptable independent arbitrator, who shall be experienced in the pharmaceutical business; (b) each Party will submit its final proposed terms to the other Party at least [***] prior to submission to the independent arbitrator, which final proposed terms shall be submitted to the independent arbitrator within [***] after such dispute is referred to Expedited Arbitration; (c) the independent arbitrator will select between the two sets of terms (i.e., the independent arbitrator will select the more reasonable set of terms submitted by the Parties, and will not propose a third set of terms), and shall render his or her opinion within [***] after the final arbitration hearing; (d) the independent arbitrator shall not have the authority to render any substantive decision other than to select the proposal submitted by either Novartis or Licensor and the independent arbitrator will have no discretion or authority with respect to modifying the positions of the Parties; and (d) the decision of the arbitrator shall be final and binding on the Parties, and shall not be subject to the dispute resolution provisions set forth in Section 15.5. The Parties shall equally share the costs and expenses in connection with such Expedited Arbitration proceeding. Except in a proceeding to enforce the results of the arbitration or as otherwise required by applicable Law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.
1.7Force Majeure. In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, pandemics, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected shall not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby shall give prompt written notice to the other Party specifying the Force Majeure event complained of, and shall use commercially reasonable efforts to

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resume performance of its obligations. Notwithstanding the foregoing, if such a Force Majeure induced delay or failure of performance continues for a period of more than [***] and such delay or failure frustrates or materially and adversely impacts achievement of the fundamental objectives of the Agreement, the Party not affected by the Force Majeure event may terminate this Agreement upon written notice to the other Party.
15.8Waivers and Amendments. The failure or delay of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
15.9Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Licensor and Novartis, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.
15.10Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt); provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):
If to Licensor:
[***]

If to Novartis:
[***]

with a copy to:
[***]

15.11Further Assurances. Novartis and Licensor hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
15.12Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.
15.13No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

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15.14English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.
15.15Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.
15.16Entire Agreement. This Agreement, together with its Exhibits and Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a substantive provision of this Agreement and any Exhibit or Schedule hereto, the substantive provisions of this Agreement shall prevail.
15.17Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures (including .pdf) and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
15.18Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NOVARTIS PHARMA AG By: [***] Name: [***] Title: [***]	MOLECULAR PARTNERS AG By: Name: Title:
By: [***] Name: [***] Title: [***]	By: Name: Title:

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NOVARTIS PHARMA AG By: Name: Title:	MOLECULAR PARTNERS AG By: [***] Name: [***] Title: [***]
By: Name: Title:	By: [***] Name: [***] Title: [***]

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EXHIBIT A
RESEARCH PLAN
[***]

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EXHIBIT B
LICENSOR PATENT RIGHTS
•[***]

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EXHIBIT C
SAMPLE INVOICE TO NOVARTIS PHARMA AG
[***]

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EXHIBIT D
PLATFORM PATENT RIGHTS

•[***]

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